As filed with the Securities and Exchange Commission on March 2, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SOMANTA PHARMACEUTICALS, INC.
(Name of small business issuer as specified in its charter)

Delaware	2834	20-3559330
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

19200 Von Karman Avenue, Suite 400
Irvine, California 92612
(949) 477-8090
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Terrance J. Bruggeman
Executive Chairman
Somanta Pharmaceuticals, Inc.
19200 Von Karman Avenue, Suite 400
Irvine, California 92612
(949) 477-8090
(Name, Address and Telephone Number of Agent for Service)

Copy to:

Adam C. Lenain, Esq.
Foley & Lardner LLP
402 W. Broadway, 23rd Floor
San Diego, CA 92101
(619) 234-6655

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the selling stockholders.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Shares of common stock, par value $0.001 per share	$ 19,426,100 (2)	$ 2,078.59

(1)	Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities nor does it solicit an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
DATED MARCH 2, 2006

SOMANTA PHARMACEUTICALS, INC.

30,898,086 Shares of Common Stock

          This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 30,898,086 shares of our common stock. Of these shares, 14,218,051 are currently issued and outstanding 9,877,197 are issuable upon conversion of Series A Preferred Stock and 6,802,838 are issuable upon exercise of warrants held by the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the warrants to the extent they are exercised for cash. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

          The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions.  If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended (the “Securities Act”). In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an “underwriter” as defined in the Securities Act.

          We have not been issued a trading symbol by the Over-the-Counter Bulletin Board; and to date, our common stock has not been quoted for sale.

          Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 8 to read about factors you should consider before buying our common stock.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

          You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus dated _______, 2006

FORWARD-LOOKING STATEMENTS

          This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

          We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for 2006, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

•	our ability to raise capital to finance our growth;

•	our ability to attract and retain key personnel;

•	general economic and business conditions;

•	the impact of technological developments and competition;

•	our expectations and estimates concerning future financial performance and financing plans; and

•

the impact of current, pending or future legislation and regulation on the biopharmaceutical industry and other risks disclosed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

          You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY

          You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering by the selling stockholders, our consolidated financial statements and the notes to those consolidated financial statements that appear elsewhere in this prospectus.

Our Company

          We were originally incorporated in the State of New Jersey in 1991 under the name PRS Sub I, Inc.  We subsequently changed our name to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp.  Our business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

          In furtherance of our business plan, on January 31, 2006, we reincorporated into the State of Delaware under the name Somanta Pharmaceuticals, Inc. and acquired Somanta Incorporated, a Delaware corporation (“Somanta”) through a merger of a wholly-owned subsidiary with and into Somanta (the “Merger”).  The stockholders of Somanta were issued a total of 13,697,834 shares of our common stock in the Merger, representing approximately 97% of our outstanding shares calculated on a fully diluted basis.  In the Merger, each share of Somanta common stock was exchanged for one share of our common stock.

          For financial reporting purposes, the Merger has been reflected as a recapitalization of Somanta and the historical financial statements of Somanta are reported as our historical financial statements.  Somanta was formerly known as Bridge Oncology Products, Inc., a Delaware corporation (“Bridge”) which was formed on February 10, 2005.  On August 23, 2005, Bridge entered into a Share Exchange Agreement with Somanta Limited, a company organized under the laws of England (“Somanta Limited”) pursuant to which Somanta Limited became a wholly-owned subsidiary of Bridge and Bridge changed its name to Somanta Incorporated.  Somanta Limited was formed on April 19, 2001.

          We have not been issued a trading symbol by the Over-the-Counter Bulletin Board; and to date, our common stock has not been quoted for sale.

Our Business

          As a result of the Merger, we are a biopharmaceutical company engaged in the development of drugs primarily for the treatment of cancer. We in-license substances designed for anti-cancer therapy in order to advance them along the regulatory and clinical pathway toward commercial approval.  Our licenses are generally worldwide in scope and territory. We use our expertise to manage and perform what we believe are the most critical aspects of the drug development process which includes the design and conduct of clinical trials, the development and execution of strategies for the protection and maintenance of intellectual property rights and the interaction with drug regulatory authorities internationally.  We concentrate on drug development and engage in a very limited way in drug discovery, avoiding the significant investment of time and financial resources that is generally required before a compound is identified and brought into clinical trials.  We out-source clinical trials, pre-clinical testing and the manufacture of clinical materials to third parties.

          Our current portfolio of products in academic-investigator-sponsored clinical development includes two anti-cancer agents (a small molecule and a monoclonal antibody) targeting four different tumors and/or stages of cancer. We have three additional development candidates (two small molecules and a monoclonal antibody) in pre-clinical development targeting eleven different tumor types.

          We intend to license the rights to manufacture and market our drug products to other pharmaceutical companies in exchange for license fees and royalty payments and to continue to seek other in-licensing opportunities in pursuit of our business strategy.  We do not currently intend to manufacture or market products, although we may if the opportunity is available on terms that are considered attractive, or we may retain co-development rights to specific drugs.

Company Information

          We were originally incorporated in New Jersey in 1991 under the name PRS Sub I, Inc.  We subsequently changed our name to Service Lube, Inc., then to Fianza Commercial Corp. and then to Hibshman Optical Corp.  We reincorporated into the State of Delaware on January 31, 2006 and changed our name to Somanta Pharmaceuticals, Inc.  Our principal executive offices are located at 19200 Von Karman Avenue, Suite 400, Irvine, California 92612.  Our telephone number is (949) 477-8090.

The Offering

Common stock offered in this offering	30,898,086 shares

Common stock to be outstanding after this offering	30,954,569 (1)

Use of proceeds

All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders to the extent they are exercised for cash (2).  The proceeds we would receive if all the warrants were exercised for cash would be approximately $4,327,716.  These proceeds, if any, will be used for general corporate purposes.

(1)

Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 14,274,534  shares of our common stock outstanding as of January 31, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are acquired and sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of January 31, 2006.

(2)

Please note that each warrant contains a cashless exercise provision whereby each holder, at its option, may exercise the warrant by surrender and cancellation of a portion of the shares of our common stock issuable upon the exercise of the warrant based on the then current market price of our common stock.  If the holders of the warrants elected to exercise the warrants pursuant to this provision, we would not receive any proceeds from the exercise of the warrants but instead would issue fewer shares of our common stock.

Summary Financial Information

          In the table below, we provide you with historical summary financial data for Somanta for the two years ended April 30, 2005 and 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for Somanta for, and as of the end of, the six months ended October 31, 2005 and 2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year ended April 30,		Six months ended October 31,

	2005	2004	2005	2004

			(unaudited)	(unaudited)
Statement of Operations Data:
Revenue	$ 0	$ 0	$ 714	$ 0
Total Comprehensive Loss	(1,135,009)	(491,104)	(1,680,202)	(416,753)
Net loss per share – basic and diluted	(0.20)	(0.09)	(0.12)	(0.07)

          The table below sets forth a summary of Somanta’s consolidated balance sheet data as of April 30, 2005, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for Somanta for, and as of, the end of the six months ended October 31, 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	April 30, 2005	October 31, 2005

		(unaudited)
Balance Sheet Data:
Cash	$ 102,885	$ 12,748
Working Capital	(202,800)	(1,754,977)
Total Assets	178,879	294,537
Total stockholders’ deficit	(199,296)	(1,749,149)

RISK FACTORS

          Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision.  If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

          In addition, this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act.  Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below.  The registrant would also like to clarify that the risk factors described below relate to the business of Somanta Pharmaceuticals, Inc. and its wholly-owned operating subsidiary, Somanta Incorporated, on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list.  Somanta Pharmaceuticals, Inc. and Somanta Incorporated are referred to collectively throughout this prospectus as “we,” “us,” “our” and “ours.”

RISKS RELATED TO OUR BUSINESS

We are an early stage development company with a history of losses, and as a result, we are unable to predict whether we will ever become profitable.

          Somanta Limited was founded in 2001, and since we have been primarily engaged in organizational activities, including the development of a strategic plan, and entering into various licensing agreements for the rights to certain product candidates.  Through October 31, 2005, we have an accumulated deficit of $3,456,302 (unaudited).  None of our licensed products candidates have received regulatory approval for sale in any jurisdiction in which we have the right to market and sell such product candidates.  Accordingly, we have not generated any revenue from the commercialization of any licensed product. We expect expenditures and the accumulated deficit to increase as we proceed with our commercialization program.  To obtain revenues from the sale of our products, or in the form of license fees or other payments from collaboration partners, we must succeed, either alone or with others, in developing, obtaining regulatory approval for, and manufacturing and marketing products with significant market potential.  We may never succeed in these activities and may never generate revenues that are significant enough to achieve profitability.

In the near term, we will likely require additional funding for the development and commercialization of our existing product candidates.

          We will require substantial additional funding for the development and commercialization of our existing product candidates.  The amount of additional funding required depends on the status of each product or opportunity at any given time.  We do not expect to have sufficient cash to fund our operations after the first fiscal quarter of our fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of our product candidates, despite the net proceeds from our Private Placement in January of 2006.  We have no established bank financing arrangements, and do not expect to establish any such financing arrangement in the near future.  Therefore, to the extent that we are unable to fund our development efforts from product sales, license fees and royalties, it will likely be necessary to reconsider the continuation of certain existing projects and to curtail entering into any new projects.  In addition, we will likely have to seek additional funding through public or private financing; however, we do not know if such funding will be available, or that if available, if it will be available on favorable terms.  If we are unable to obtain such additional funding, we may not be able to develop our products and the value of your investment will decrease.

We must incur substantial expenses and expend substantial resources developing products that we may never be able to sell.

          Before obtaining regulatory approval for the commercial sale of a product, we must demonstrate through pre-clinical testing and clinical trials that a product candidate is safe and effective for use in humans. Conducting clinical trials is a lengthy, time-consuming and extremely expensive process.  Completion of clinical trials for any product may take several years or more.  The length of time generally varies substantially according to the type, complexity, novelty and intended use of the product candidate.  Our commencement and rate of completion of clinical trials may be delayed by many factors, including:

•	Inability of vendors to manufacture sufficient quantities of materials for use in clinical trials;

•	Slower than expected rate of patient recruitment or variability in the number and type of patients in a study;

•	Inability to adequately follow patients after treatment;

•	Unforeseen safety issues or side effects;

•	Lack of efficacy during the clinical trial; or

•	Government or regulatory delays.

          As a result, we will incur substantial expense for, and devote a significant amount of time to pre-clinical and clinical trials.  Historically, the results from pre-clinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials.  A number of new drugs have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals.  Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approvals.  Regulatory delays or rejections may also be encountered as a result of other factors, including changes in regulatory policy during the period of product development.  In addition, regulatory authorities may require additional clinical trials, which could result in increased additional costs and significant additional development delays.  If the results of our clinical trials are significantly delayed or are ultimately not positive, we may never be able to seek marketing approval to sell our product candidates or generate revenue from product sales.

We rely on third parties to coordinate our research and clinical trials and perform data collection and analysis, which may result in costs and delays that prevent us from successfully commercializing our product candidates.

          Although we design and manage our pre-clinical studies and clinical trials, we currently do not have the resources to coordinate clinical trials for our product candidates.  We rely on contract research organizations, medical institutions, academic institutions, clinical investigators and contract laboratories to perform data collection and analysis and other aspects of our clinical trials.  We also rely on third parties to assist with our pre-clinical studies, including studies regarding biological activity, safety, absorption, metabolism and excretion of drug candidates.

          Our pre-clinical development activities or clinical trials may be delayed, suspended or terminated if:

•	these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines;

•	these third parties need to be replaced; or

•	the quality or accuracy of the data obtained by third parties is compromised due to their failure to adhere to our clinical protocols or regulatory requirements or for other reasons.

          Failure to perform by these third parties may increase our development costs, delay our ability to obtain regulatory approval and prevent the commercialization of our drug candidates.

We have no experience in commercial manufacturing of our licensed products and may encounter problems or delays in having our products manufactured, which could result in delayed development, regulatory approval and marketing of our products.

          We have not commercially launched any of our product candidates and have no commercial manufacturing experience.  To be successful, our product candidates must be manufactured in commercial quantities in compliance with regulatory requirements and at an acceptable cost. We do not have and do not intend to acquire facilities for the production of our licensed product candidates.  We intend to negotiate contract manufacturing agreements with third parties to provide the products for our development and commercialization activities, but we do not know if we will be able to enter into such agreements on commercially reasonable terms, if at all.  We are in the process of negotiating such third party manufacture, formulation and supply agreements with several entities.  All facilities and manufacturing techniques used in the manufacture of products for clinical use or for sale in the U.S. must be operated in conformity with current Good Manufacturing Practices (“cGMP”) guidelines established by the FDA.  We do not know whether the FDA will determine that any such third party facilities comply with cGMP.  Our inability to enter into an agreement with any such third party, the inability of such a third party to manufacture our products in commercial quantities, or a delay in manufacturing due to a failure to comply with cGMP by such a third party, would delay the marketing of our products and negatively impact our revenue and profitability.

          In addition, we have not yet tested the hybridoma cells covering Phoenix and Angiolix to insure that they express the desired antibodies and bind to the target antigens.  If the hybridoma cells do not express the desired antibodies or bind to the target antigens, we may not be able to develop or manufacture products using Phoenix or Angiolix, which would harm our business.

We are dependent on licenses from third parties and the maintenance of our licenses is necessary for our success.

          We do not conduct our own initial research with respect to the identification of new product candidates. Instead, we rely upon research and development work conducted by others as a primary source for new products.  As such, we have obtained our rights to our product candidates through license agreements with various third party licensors as follows:

•	Patent and Know-how Licensing agreement between us and Immunodex, Inc. dated August 18, 2005 with respect to huBrE-3 mAb and huMc-3 mAb;

•	Patent and Know-how Assignment and Licensing Agreement between us and De Montfort University dated March 20, 2003 with respect to chloroethylaminoanthraquinone;

•

Patent and Know-how Assignment and License Option Agreement between us and The School of Pharmacy, University of London dated March 16, 2004, as amended on September 21, 2005 covering di-N-oxides of chloroethylaminoanthraquinone; and

•	The Phenylbutyrate Co-Development and Sublicense Agreement between us and Virium Pharmaceuticals, Inc. dated February 16, 2005, as amended.

          We are dependent upon these licenses for our rights to develop and commercialize our products. While we believe we are in compliance with our obligations under the licenses, certain licenses may be terminated or converted to non-exclusive licenses by the licensor if we breach the terms of the license. We cannot guaranty you that the licenses are enforceable or will not be terminated or converted in the future. The termination or conversion of the licenses or our inability to enforce our rights under the licenses would have a material adverse effect on us as we would not have products to develop.

          While we expect that we will be able to continue to identify licensable products or research suitable for licensing and commercialization by us, there can be no assurance that this will occur.  For example, we are in discussions with the National Institutes of Health to obtain licenses to certain patents held by them that will be necessary for the manufacture of Phoenix and Angiolix.  Unless we obtain licenses on terms that are acceptable to us, we may not be able to manufacture and obtain product registrations on Phoenix and Angiolix.  To date, the terms proposed by NIH are not be acceptable to us.  In addition, we may require licenses from other third parties in connection with the manufacture of Phoenix and Angiolix.

We depend on collaborations with third parties to develop and commercialize our products and to provide the majority of our revenues.

          A key aspect of our strategy is to selectively enter into collaborations with third parties and to out-license certain technology to such third parties.  We intend to rely on our collaborators for financial resources and for development, commercialization and regulatory expertise.  We have entered into our first out-licensing agreement with Advanced Cardiovascular Devices, LLC (“ACD”) for the use of Alchemix for the treatment of vascular diseases worldwide. We are entitled to milestone payments and a royalty on net sales if product approvals are obtained by ACD.  We have not yet entered into a collaboration agreement with respect to any of our other product candidates.

          In addition, our existing and future collaborators may fail to develop or effectively commercialize our products or technologies because they:

•	do not have sufficient resources or decide not to devote the necessary resources due to internal constraints such as limited cash or human resources;

•	decide to pursue a competitive potential product developed outside of the collaboration; or

•	cannot obtain the necessary regulatory approvals.

          If our collaboration partners fail to develop or effectively commercialize our product candidates our results of operations will suffer.

If conflicts arise with our collaborators, they may act in their self-interests, which may be adverse to our interests.

          Conflicts may arise in our collaborations due to one or more of the following:

•	disputes with respect to payments that we believe are due under a collaboration agreement;

•	disagreements with respect to ownership of intellectual property rights;

•	unwillingness on the part of a collaborator to keep us informed regarding the progress of its development and commercialization activities, or to permit public disclosure of these activities;

•	delay of a collaborator’s development or commercialization efforts with respect to our drug candidates; or

•	termination or non-renewal of the collaboration.

          Conflicts arising with our collaborators could harm our reputation, result in a loss of revenues, reduce our cash position and cause a decline in our stock price.

We may not be able to obtain necessary funding from product sales, license fees or royalties, and as a result, we may require additional funding through public or private financing, which may not be available on acceptable terms, if at all.

          We assess our additional funding needs on a project-by-project basis from time-to-time.  Our business strategy is to in-license rights to promising drug products, further develop those products by progressing the products toward regulatory approval by conducting clinical trials, and finally to out-license rights to manufacture and/or market the resulting drug products to other pharmaceutical firms in exchange for royalties and license fees.  Due to the in-licensing and out-licensing arrangements and our dependence on others for the manufacture, development and sale of our licensed products, we do not have consistent monthly or quarterly expenditures and cannot determine the amount and timing of required additional funding.  To the extent that we are unable to fund our development efforts from product sales, license fees and royalties, it may be necessary to reconsider the continuation of certain existing projects and to curtail entering into any new projects.  In addition, we will likely have to seek additional funding through public or private financing; however, we do not know if such funding will be available, or that if available, if it will be available on favorable terms.  If we are unable to obtain such additional funding, we may not be able to develop our products which will materially and adversely affect our business.

If we fail to keep up with rapid technological change and evolving therapies, our products could become less competitive or obsolete.

          The pharmaceutical industry is characterized by rapid and significant technological change. We expect that pharmaceutical technology will continue to develop rapidly, and our future success will depend on our ability to develop and maintain a competitive position. Technology development by others may result in products developed by us becoming obsolete before they are marketed or before we have recovered a significant portion of the development and commercialization expenses incurred with respect these products.  Alternative therapies or new medical treatments could alter existing treatment regimes, and thereby reduce the need for one or more of the products developed by us, which would adversely affect our revenue and cash flow.

We are subject to extensive competition.  If we are unsuccessful in establishing and maintaining a competitive advantage, our business will suffer.

          The biopharmaceutical industry is intensely competitive.  Many companies, including other biopharmaceutical companies and biotechnology companies, are actively engaged in activities similar to us, including research and development of drugs for the treatment of cancer.  More specifically, competitors for the development of new therapeutic products to treat cancer also focus on mAb-based cancer therapeutics, small molecule discovery and development.  A 2005 survey by the Pharmaceutical Research and Manufacturers of America (“PhRMA”) listed nearly 400 new treatments for cancer that are currently being tested by researchers.

          To our knowledge, other companies that are involved in the development of monoclonal antibody cancer therapeutics directly related to our efforts include Abgenix/Amgen, Genmab, ImClone/Bristol-Myers Squibb, ImmunoGen, Schering AG, Biogen Idec, Genentech and Merck.

          We expect to encounter significant competition for the pharmaceutical products we are developing and plan to develop in the future.  Many of our competitors have substantially greater financial and other resources, larger research and development capabilities and more extensive marketing and manufacturing organizations than we do.  In addition, some such companies have considerable experience in pre-clinical testing, clinical trials and other regulatory approval procedures.  There are also academic institutions, governmental agencies and other research organizations which are conducting research in areas in which we are working and they may also market commercial products, either on their own or through collaborative efforts.  If any of these competitors were to complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before we do, they may achieve a significant competitive advantage.

We conduct our business internationally and are subject to the laws and regulations of several countries which may affect our ability to access regulatory agencies and may affect the enforceability and value of our licenses.

          We intend to conduct clinical trials in the United States and the European Union. We intend to out-license our products worldwide.  We do not know whether any sovereign government will establish laws or regulations that might be deleterious to our interests. Governments have, from time to time, established foreign exchange controls which could have a material adverse effect on us and our financial condition, since such controls may limit our ability to flow funds into a county to meet our obligations under in-licensing agreements and to flow funds out of a country which we may be entitled to, in the form of royalty and milestone pavements, under out-licensing agreements. In addition, the value of our licenses will be dependent upon no punitive or prohibitive legislation being enacted with respect to biological materials.

Our business strategy involves obtaining orphan drug designation for certain of our oncology products.  We may not be successful in receiving orphan drug status for certain of our products or, if that status is obtained, fully enjoying the benefits of orphan drug status.

          Under the Orphan Drug Act, the FDA may grant orphan drug designation to drugs intended to treat a rare disease or condition. A disease or condition that affects a population of fewer than 200,000 people in the United States generally constitutes a rare disease or condition. Orphan drug designation must be requested before submitting a new drug application. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are publicized by the FDA. Under current law, orphan drug status is conferred upon the first company to receive FDA approval to market the designated drug for the designated indication. Orphan drug status grants marketing exclusivity in the United States for a period of seven years following the approval of the new drug application, subject to limitations. Orphan drug designation does not provide an advantage in, or shorten the duration of, the FDA regulatory approval process. Although obtaining FDA approval to market a product with orphan drug status can be advantageous, the scope of protection or level of marketing exclusivity that is currently afforded by orphan drug status and marketing may not remain in effect in the future.  Possible amendments of the Orphan Drug Act by the United States Congress have been the subject of frequent discussion. Although no significant changes to the Orphan Drug Act have been made for a number of years, members of Congress have proposed legislation that would limit the application of the Orphan Drug Act. The precise scope of protection afforded by orphan drug designation and marketing approval may be subject to change in the future.

The price we charge for our products and the level of third-party reimbursement may decrease resulting in a decrease in our revenues.

          Our ability to commercialize products successfully depends in part on the price we may be able to charge for our products and on the extent to which reimbursement for the cost of our product and related treatment will be available from government health administration authorities, private health insurers and other third-party payors. We believe that government officials and private health insurers are increasingly challenging the price of medical products and services. Significant uncertainty exists as to the pricing flexibility which distributors will have with respect to newly approved health care products as well as the reimbursement status for such approved products. Third-party payors may attempt to control costs further by selecting exclusive providers of their pharmaceutical products. The lack of reimbursement would diminish the market for our products and would have a material adverse effect on our business.

We may face exposure from product liability claims and product liability insurance may not be sufficient to cover the costs of our liability claims related to our products.

          We will face exposure to product liability claims if the use of any of our products or those we license from third parties is alleged to have resulted in an adverse effect to the user of such product. Product liability claims may also be brought by clinical trial participants. If such a claim is brought against us, the cost of defending such a claim may adversely affect our business.  In addition, regulatory approval for the commercial sale of our products does not mitigate product liability risk.  Any precautions we take may not be sufficient to avoid significant product liability exposure.  We have obtained product liability and clinical trial insurance at levels which management deems reasonable.  However, our insurance coverage may not be adequate and may not cover all claims that may be brought against us.  The pharmaceutical industry has experienced increasing difficulty in maintaining product liability insurance coverage at reasonable levels, and substantial increases in insurance premium costs may render coverage economically impractical.  To the extent that product liability insurance, if available, does not cover potential claims, we will be required to self-insure the risks associated with those claims.  The successful assertion of any uninsured product liability or other claim against us could limit our ability to sell the product or result in monetary damages, which would have a material adverse effect on our business.  In addition, future product labeling may include disclosure of additional adverse events, precautions and contra indications, which may adversely impact product sales.

If we lose key management our business may suffer.

          We are highly dependent on our Chief Executive Officer and our Executive Chairman to develop our products.  Dr. Epenetos and Mr. Bruggeman have entered into employment agreements with us for an initial term of one year, which term automatically extends for an additional one year period until either party gives the other written notice of termination at least 90 days prior to the end of the current term. To the best of our knowledge, neither of the officers is near retirement age and none, to our knowledge, plans to leave the Company. If any of the executives were no longer employed by the Company, the development of our drugs could be delayed and otherwise would be adversely impacted.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY

Our ability to compete may decline if we do not adequately protect our proprietary rights.

          We believe that our success will depend largely on our ability to obtain and maintain patent protection for our own inventions, to license the use of patents owned by third parties when necessary, to protect trade secrets and to conduct our business without infringing the proprietary rights of others.  We have obtained, or in-licensed the rights to, patents covering Phoenix, Sodium Phenylbutyrate, Alchemix and Angiolix as well as other patents.  In addition, we have filed a patent application on Prodrax, and when appropriate, will file other patent applications with respect to our products and processes in the U.S. and in foreign countries.  We do not know, however, whether:

•	any of our current or future patent applications will result in the issuance of patents;

•	any of our issued patents will provide significant proprietary protection or commercial advantage; or

•	any of our issued patents will not be circumvented by others.

          The patent positions of pharmaceutical medical products and biotechnology firms can be uncertain and involve complex legal and factual questions.  It is possible that a third party may successfully challenge any of our patents or any of the patents licensed to us.  If that were to happen, we would lose the right to prevent others from using the applicable technology.

Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete.

          Because we operate in a highly technical field, we rely in part on trade secret protection in order to protect our proprietary technology and processes; however, trade secrets are difficult to protect.  We enter into confidentiality and intellectual property assignment agreements with our corporate partners, employees, consultants, outside scientific collaborators, sponsored researchers and other advisors.  These agreements generally require that the other party keep confidential and not disclose to third parties all confidential information developed by the party or made known to the party by us during the course of the party’s relationship with us.  These agreements also generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive property.  However, these agreements may not be honored and may not effectively assign intellectual property rights to us.  Enforcing a claim that a party illegally obtained and is using our trade secrets is difficult, expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the U.S. may be less willing to protect trade secrets. The failure to obtain or maintain trade secret protection could adversely affect our competitive position.

A dispute concerning the infringement or misappropriation of our proprietary rights or the proprietary rights of others could be time-consuming and costly, and an unfavorable outcome could harm our business.

          There is significant litigation in our industry regarding patent and other intellectual property rights.  If our product development activities are found to infringe any such intellectual property rights of others, we may have to pay significant damages.  We may need to resort to litigation to enforce a patent issued to us, protect our trade secrets, or determine the scope and validity of third-party proprietary rights.  From time to time, we may hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities conducted by us.  Either we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. If we become involved in litigation, it could consume a substantial portion of our managerial and financial resources, regardless of whether we win or lose.  We may not be able to afford the costs of litigation. Any legal action against our company or our collaborators could lead to:

•	payment of damages, potentially treble damages, if we are found to have willfully infringed a party’s patent rights;

•	injunctive or other equitable relief that may effectively block our ability to further develop, commercialize and sell products; or

•	we or our collaborators having to enter into license arrangements that may not be available on commercially acceptable terms, if at all.

          As a result, significant litigation with respect to our proprietary rights could prevent us from commercializing current or future products.

RISKS RELATED TO OUR INDUSTRY

Our products must go through a lengthy regulatory approval process before we can market or sell them, which could delay or prevent our ability to sell that drug commercially.

          We have a variety of products under development.  All “new drugs” must be the subject of an FDA-approved new drug application before they can be marketed in the United States. The FDA has the authority to determine what testing procedures are appropriate for a particular product and, in some instances, has not published or otherwise identified guidelines as to the appropriate procedures.  The required product testing and approval process can take a number of years and require the expenditure of substantial resources. Testing of any product under development may not result in a commercially viable product.  Further, we may decide to modify a product in testing, which could materially extend the test period and increase the development cost of the product in question. Even after the time and expenses associated with the approval process, regulatory approval by the FDA may not be obtained for any product we develop. In addition, delays or rejection may be encountered based upon changes in FDA policy during the period of product development and FDA review.  Any delay or failure in obtaining required approval could have a material adverse effect on our ability to generate revenues from the particular product candidate.  Even if regulatory approval is obtained, it may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion and/or marketing of such products, and requirements for post-approval studies, including additional research and development and clinical trials.

          Furthermore, even if required FDA approval has been obtained with respect to a product in the U.S., foreign regulatory approval of a product must be obtained prior to marketing the product internationally. Foreign approval procedures vary from country to country and the time required for approval may delay or prevent marketing.  In certain instances, we or our collaborative partners may seek approval to market and sell our products outside the United States before submitting an application for approval to the FDA. Although there is now a centralized European Union approval mechanism for new pharmaceutical products in place, each European Union country may nonetheless impose its own procedures and requirements, many of which are time consuming and expensive, and some European Union countries require price approval as part of the regulatory process.  Thus, there can be substantial delays in obtaining regulatory approval from both the FDA and foreign regulatory authorities after the relevant application is filed.

Our industry is subject to extensive government regulation in general which makes it more expensive to operate our business.

          Virtually all aspects of our business are regulated by federal and state statutes and governmental agencies in the United States and other countries. Failure to comply with applicable statutes and government regulations could have a material adverse effect on our ability to develop and sell products which would have a negative impact on our cash flow. The development, testing, manufacturing, processing, quality, safety, efficacy, packaging, labeling, record-keeping, distribution, storage and advertising of pharmaceutical products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies.  These activities are also regulated by similar state and local agencies and equivalent foreign authorities. In our agreements with vendors providing any portion of these types of services, we seek assurance that our vendors comply and will continue to maintain compliance with all applicable rules and regulations; however, we cannot be certain that our most significant vendors will continue to comply with these rules and regulations.

          In addition, the regulatory requirements applicable to any aspect of our business may be modified in the future. We cannot determine what effect changes in regulations or statutes or legal interpretations may have on our business in the future.  Changes could require changes to manufacturing methods, expanded or different labeling, the recall, replacement or discontinuation of certain products, additional record keeping and expanded documentation of the properties of certain products or added scientific substantiation. Any changes or new legislation could have a material adverse effect on our ability to develop and sell products and, therefore, generate revenue and cash flow.

The use of our products may be limited or eliminated by professional guidelines which would decrease the sales of these products and therefore, our revenues and cash flow.

          In addition to government agencies, private health/science foundations and organizations involved in various diseases may also publish guidelines or recommendations to healthcare and patient communities. These private organizations may make recommendations that effect the use of therapies, drugs or procedures, including products developed by us. These recommendations may relate to matters such as usage, dosage, route of administration and use of concomitant therapies. Recommendation or guidelines that are followed by patients and healthcare providers and that result in, among other things, decreased use or elimination of products developed by us could have a material adverse effect on our revenue and cash flow.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

There is no existing market for our common stock.

          Currently, there is no trading market for our common stock.  Accordingly, we do not know whether the liquidity of any market in our securities may develop.  We also do not know if the holders of our securities are able to so sell our securities into a public market, the prices at which such sales may take place.  Therefore, an investment in our securities should be considered a long-term investment and should only be considered by investors who can afford a total loss of their investment.

This registration statement registers a large number of shares that may be sold in the public market which may cause the price of our common stock to decline.

          We are obligated under an agreement with certain of our investors to file this registration statement registering approximately 9.9 million shares of common stock issuable upon conversion of our Series A Convertible Preferred Stock, 14.2 million shares of common stock and 6.8 million shares of common stock issuable upon exercise of warrants.  These shares of common stock, upon acquisition pursuant to this registration statement, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to this registration statement.  Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

We have issued shares of our Series A Preferred Stock which carries with it a liquidation preference over our common stock.

          We have issued 592.6318 shares of our Series A Preferred Stock which includes a liquidation preference over our common stock.  If we are liquidated in a bankruptcy or otherwise wound down, the holders of our Series A Preferred Stock would receive the first $5.9 million in value of our assets and if the value of our assets is not enough to satisfy the foregoing amount, you will not receive any proceeds from such liquidation or winding down.

The market price of our common stock could be volatile and your investment could suffer a decline in value.

          The market price for our common stock, as with many emerging biopharmaceutical companies, is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•	quarterly variations in operating results and overall financial condition;

•	efficacy of our products or the products of our competitors;

•	economic and political developments affecting the economy as a whole;

•	short-selling programs;

•	the stock market’s perception of the biopharmaceutical industry as a whole;

•	changes in earnings estimates by analysts;

•	additions or departures of key personnel; and

•	sales of substantial numbers of shares of common stock or securities convertible into or exercisable for our common stock.

          In addition, the price of our common stock is likely to be highly volatile since it may take many years before any of our licensed products will receive final regulatory approval to be marketed in the United States or elsewhere.

We have a small public float which results in a thin trading market for our shares.

          The public float of our common stock is small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares, and we expect limited trading volume for the foreseeable future.  Limited trading volume entails a high degree of volatility in our stock price.  This limited liquidity and volatile stock price will likely continue for the foreseeable future.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

          As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules.  The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

Our charter documents and Delaware law may deter potential acquirers of our business and may thus depress our stock.

          Our certificate of incorporation and bylaws contain provisions that could delay or prevent a change of control of our company that our stockholders might consider favorable.  In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which may discourage, delay or prevent certain business combinations with stockholders owning 15% or more of our outstanding voting stock.  These and other provisions in our charter documents may make it more difficult for stockholders or potential acquirers to initiate actions that are opposed by the then-current board of directors, including delaying or impeding a merger, tender offer, or proxy contest or other change of control transaction involving us.  Any delay or prevention of a change of control transaction could cause stockholders to lose a substantial premium over the then current market price of their shares.

We do not plan on declaring or paying dividends on our common stock; however, our Series A Preferred Stock has an accruing 8% per annum dividend.

          We have never declared or paid a dividend on our common stock, nor do we have any plans to do so in the future.  Dividends on our Series A Preferred Stock accrue at a rate of 8% per annum and are payable by us in cash or shares of our common stock.

USE OF PROCEEDS

          The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus.  Accordingly, we will not receive any proceeds from the sale of the common stock.  We will, however, receive proceeds from the exercise of warrants to purchase 6,802,838 shares held by the selling stockholders to the extent they are exercised for cash.  If all the warrants are exercised, we would receive approximately $4,327,716.  We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes.  The warrants contain a cashless exercise provision that allows each holder, at its option, to exercise the warrant for a portion of the shares of our common stock issuable upon the exercise of the warrant based on the then current market price of our common stock.  If the holders of the warrants elected to exercise the warrants pursuant to this provision, we would not receive any proceeds from the exercise of the warrants but instead would issue fewer shares of our common stock.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

          Until October 24, 2005, our common stock was quoted on the Over-The-Counter Bulletin Board under the symbol “HBSM.OB.”  On October 24, 2005, the Over-the-Counter Bulletin Board removed our symbol from its file as an inactive security.  Since the Merger, we have not been issued a trading symbol by the Over-the-Counter Bulletin Board; and to date, our common stock has not been quoted for sale.

          As of February 28, 2006, there were 712 stockholders of record of our common stock and 9 stockholders of record of our Series A Convertible Preferred Stock.

DIVIDEND POLICY

          We have never declared or paid a dividend on our common stock, nor do we have any plans to do so in the future.  Dividends on our Series A Preferred Stock accrue at a rate of 8% per annum and are payable by us in cash or shares of our common stock.  Additionally, we may not declare or pay a dividend, other than that set forth for shares of Series A Preferred Stock above, without the prior approval of the holders of a majority of our Series A Preferred Stock.

SELLING STOCKHOLDERS

          The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, all shares of common stock underlying shares of convertible preferred stock and warrants held or beneficially owned by that selling stockholder are included.  Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  Each selling stockholders’ percentage of ownership in the following table is based on 14,274,534 shares of our common stock outstanding as of January 31, 2006.  The selling stockholders may offer the shares for sale from time to time in whole or in part.  Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

          Except as set forth below, none of the selling stockholders has had any position, office or other material relationship with us within the past three years.  The table assumes that the selling stockholders will sell all of the shares offered by them in this offering.  However, we are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.  We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

Name	Beneficial Ownership Before Offering	Number of Shares Being Registered (1)	Beneficial Ownership After Offering (2)

	Number of Shares		Number of Shares	Percent

Alpha Capital AG	1,000,000(3)(4)	1,000,000	—	—
BF Holding GmbH	600,000(3)(5)	600,000	—	—
Lake End Capital, LLC	1,508,198(3)(6)	1,609,044	—	—
SCO Capital Partners LLC	15,691,785(3)(7)	15,691,785	—	—
Sophie C. Rouhandeh Trust	353,925(8)	353,925	—	—
The Steven H. Rouhandeh 1999 Family Trust	353,925(9)	353,925	—	—
Chloe H. Rouhandeh Trust	353,925(10)	353,925	—	—
Whalehaven Capital Fund	1,613,338(3)(11)	1,875,000	—	—
XMark Opportunity Fund Ltd.	1,675,775(3)(12)	1,031,250	—	—
XMark Opportunity Fund, L.P.	1,675,775(3)(12)	843,750	—	—
XMark Jr Investment Partners, LLC	1,675,775(3)(12)	625,000	—	—
Mark Alvino	98,722(13)(14)	98,722	—	—
Howard Fischer	98,722(13)(15)	98,722	—	—
Robyn Bognar	39,259(16)	39,259	—	—
Phyllis Calwhite	3,966(17)	3,966	—	—
Barbara Catizone	68,629(18)	68,629	—	—
Carmine Catizone	212,315(19)	107,789	—	—
Carmine Catizone and Sherri Catizone JTWROS	52,263(20)	52,263	—	—
Carmine Catizone and Carrie Catizone JTWROS	52,263(21)	52,263	—	—
Pasquale Catizone	130,633(22)	130,633	—	—
Teresa Catizone	32,683(23)	32,683	—	—
Gina Conforth	26,156(24)	26,156	—	—
Thomas Parillo	6,576	6,576	—	—
Christos Ashiotis	36,501	36,501	—	—
Brar Family Trust	39,422(25)	39,422	—	—
Gregory F. Brooks	35,596	35,596	—	—
Roger Jeremy Camrass	3,650	3,650	—	—
Cinnabar Consulting Limited	21,901(26)	21,901	—	—
De Monfort University	306,612	306,612	—	—
David Fellows	77,383	77,383	—	—
John Robin Gibson	98,554(27)	98,554	—	—
Trevor Gordon Gibbs	120,455	120,455	—	—
Immunodex, Inc.	292,012(28)	292,012	—	—
Eleni Karnabakou	14,601	14,601	—	—
John Kenny	14,601	14,601	—	—
Jonathan King	14,601	14,601	—	—
Anastasis Leventis	86,953	86,953	—	—
Longfield Ltd.	77,383	77,383	—	—
Costas Los	36,501	36,501	—	—
Papas United Software Association	36,501	36,501	—	—
Laurence Patterson	146,006	146,006	—	—
Luiz Porto	146,006(29)	146,006	—	—
Ruegg & Co.	3,650	3,650	—	—
The School of Pharmacy	131,405	131,405	—	—
Marios St. Joannides	36,501	36,501	—	—
Andrew Simon Tivenan	109,504	109,504	—	—
VTD Trust	77,383	77,383	—	—
Walbrook Trustees (Jersey Ltd. REK33)	3,869,152(30)	3,869,152	—	—
Orange County Technology Action Network	9,987	9,987	—	—

Total	33,246,000	30,898,086	—	—

(1)	Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders.

(2)	Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.

(3)

This selling stockholder beneficially owns shares of our Series A Preferred Stock.  Pursuant to the terms of the Certificate of Designations for the Series A Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by any holder of Series A Preferred Stock upon any conversion of the Series A Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of the Series A Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  In addition, this holder of Series A Preferred Stock also owns warrants (the “Series A Warrants”) and certain holders own placement agent warrants issued in connection with the Private Placement (the “PA Warrants”) which, in each case, also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by any holder of the Series A Warrants or PA Warrants upon exercise of the Series A Warrants or PA Warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  Accordingly, while all shares that are issuable to a selling stockholder upon the conversion of the Series A Preferred Stock and exercise of the Series A Warrants and PA Warrants are included in the number of shares being offered in the table, shares which a selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned.  Certain holders of Series A Preferred Stock, Series A Warrants and PA Warrants have opted out of the foregoing beneficial ownership limitations as indicated in the footnotes with respect to such selling stockholders.

(4)	Consists of (i) 40 shares of our Series A Preferred Stock which are convertible into our common stock at any time; and (ii) a Series A Warrant to purchase 333,333 shares of our common stock.

(5)

Consists of (i) 24 shares of our Series A Preferred Stock which are convertible into our common stock at any time; and (ii) a Series A Warrant to purchase 200,000 shares of our common stock.  Bernd Foerisch is the Chief Executive Officer of BF Holding GmbH and as such has the power to direct the vote and disposition of these shares.

(6)

Consists of (i) 786,500 shares of common stock; (ii) 25 shares of our Series A Preferred Stock which are convertible into our common stock at any time; (iii) a Series A Warrant to purchase 208,333 shares of our common stock; and (iv) a PA Warrant to purchase 197,544 shares of our common stock.  Mr. Jeffrey Davis is the managing member of Lake End.  Mr. Davis is a member of our board of directors.

(7)

Consists of (i) 6,016,725 shares of our common stock, (ii) 328.6318 shares of our Series A Preferred Stock which are convertible into our common stock at any time; (iii) a Series A Warrant to purchase 2,738,598 shares of our common stock; (iv) a warrant to purchase 866,534 shares of our common stock; and (v) a PA Warrant to purchase 592,732 shares of our common stock. Steven H. Rouhandeh, in his capacity as Chairman and sole member of SCO Capital, has the sole power to direct the vote and disposition of these shares.  SCO Capital has opted out of the beneficial ownership cap, as described above, applicable to holders of Series A Preferred Stock, Series A Warrants and PA Warrants.

(8)

Consists of 353,925 shares of our common stock held in the name of Sophie C. Rouhandeh Trust.  Steven H. Rouhandeh, Lynn A. Frielinghaus and James P. Rouhandeh share voting and dispositive power with respect to these shares in their capacity as trustees of the Sophie C. Rouhandeh Trust. Steven H. Rouhandeh, Lynn A. Frielinghaus and James P. Rouhandeh disclaim beneficial ownership of these shares.

(9)

Consists of 353,925 shares of our common stock held in the name of The Steven H. Rouhandeh 1999 Family Trust.  Lynn A. Frielinghaus and James P. Rouhandeh share voting and dispositive power with respect to these shares in their capacity as trustees of The Steven H. Rouhandeh 1999 Family Trust. Lynn A. Frielinghaus and James P. Rouhandeh disclaim beneficial ownership of these shares.

(10)

Consists of 353,925 shares of our common stock held in the name of Chloe H. Rouhandeh Trust.  Steven H. Rouhandeh, Lynn A. Frielinghaus and James P. Rouhandeh share voting and dispositive power with respect to these shares in their capacity as trustees of the Chloe H. Rouhandeh Trust. Steven H. Rouhandeh, Lynn A. Frielinghaus and James P. Rouhandeh disclaim beneficial ownership of these shares.

(11)

Consists of (i) 75 shares of our Series A Preferred Stock which are convertible into our common stock at any time; and (ii) a Series A Warrant to purchase 625,000 shares of our common stock.  Arthur Jones, Jennifer Kelly and Derek Wood are directors of Whalehaven Capital Fund Limited and as such have shared power to direct the vote and disposition of these shares.

(12)

Consists of (i) 41.25 shares of our Series A Preferred Stock acquired by XMark Opportunity Fund Ltd. (“XMark Ltd.”) which are convertible into shares of our common stock at any time; (ii) a Series A Warrant to purchase 343,750 shares of our common stock held by XMark Ltd.; (iii) 33.75 shares of our Series A Preferred Stock acquired by XMark Opportunity Fund, L.P. (“XMark L.P.”) which are convertible into shares of our common stock at any time; (iv) a Series A Warrant to purchase 281,250 shares of our common stock held by XMark L.P.; (v) 25 shares of our Series A Preferred Stock acquired by XMark Jr Investment Partners, LLC (“XMark Jr”), which are convertible into shares of our common stock at any time; and (vi) a Series A Warrant to purchase 208,333 shares of our common stock held by XMark Jr.  Mitchell D. Kaye is the Chief Investment Officer of each of XMark Ltd., Xmark L.P. and XMark Jr. and as such has the power to vote and dispose of these shares.

(13)

This selling stockholder owns PA Warrants which provide that the number of shares of our common stock that may be acquired on less than 61 days notice by any holder of the PA Warrants upon exercise of the PA Warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  Accordingly, while all shares that are issuable to a selling stockholder upon the exercise of the PA Warrants are included in the number of shares being offered in the table, shares which a selling stockholder is prevented from acquiring as a result of these provisions are not shown as beneficially owned.

(14)	Consists of a PA Warrant to purchase 98,722 shares of our common stock assigned by SCO Securities, LLC.

(15)	Consists of a PA Warrant to purchase 98,722 shares of our common stock assigned by SCO Securities, LLC.

(16)

Consists of (i) 26,156 shares of our common stock held in the name of Robyn Bognar; and (ii) 13,103 shares of our common stock held in the name of Robyn Conforth, Ms. Bognar’s maiden name. Ms. Bognar is the step-daughter of Pasquale Catizone, a former of officer and director of Hibshman.

(17)	Ms. Calwhite is the wife of Carmine Catizone, a former officer and director of Hibshman.

(18)	Ms. Catizone is the wife of Pasquale Catizone, a former officer and director of Hibshman.

(19)

Consists of (i) 107,789 shares of our common stock held in the name of Carmine Catizone; (ii) 52,263 shares of our common stock held in the name of Carmine Catizone and Sherri Catizone JTWROS; and (iii) 52,263 shares of our common stock held in the name of Carmine Catizone and Carrie Catizone JTWROS. Mr. Catizone and Sherri Catizone share the power to vote and dispose of the shares held in the name of Carmine Catizone and Sherri Catizone JTWROS. Mr. Catizone and Carrie Catizone share the power to vote and dispose of the shares held in the name of Carmine Catizone and Carrie Catizone JTWROS. Mr. Catizone is a former officer and director of Hibshman. Sherri and Carrie Catizone are the daughters of Mr. Catizone.

(20)

Consists of 52,263 shares of our common stock held in the name of Carmine Catizone and Sherri Catizone JTWROS. Mr. Catizone and Sherri Catizone share the power to vote and dispose of these shares. Mr. Catizone is a former officer and director of Hibshman. Sherri Catizone is the daughter of Mr. Catizone.

(21)

Consists of 52,263 shares of our common stock held in the name of Carmine Catizone and Carrie Catizone JTWROS. Mr. Catizone and Carrie Catizone share the power to vote and dispose of these shares. Mr. Catizone is a former officer and director of Hibshman. Carrie Catizone is the daughter of Mr. Catizone.

(22)	Mr. Catizone is a former officer and director of Hibshman.

(23)	Ms. Catizone is the wife of Pasquale Catizone, a former officer and director of Hibshman.

(24)	Ms. Conforth is the step-daughter of Pasquale Catizone, a former officer and director of Hibshman.

(25)

Consists of 39,422 shares of our common stock held in the name of Brar Family Trust of which Dr. Brar, our former consultant and a former member of the Board of Directors of Somanta Limited, is the trustee.

(26)

Consists of 21,901 shares of our common stock held in the name of Cinnabar Consulting Limited over which, Vijayen Curthan, the former Chief Financial Officer of Somantis (a predecessor to Somanta Limited), has power to vote and dispose of these shares.

(27)	Dr. Gibson is a member of our Board of Directors.

(28)	Immunodex, Inc. licenses certain patents to us pursuant to that certain Patent and Know-how Exclusive Sublicense Agreement.

(29)	Mr. Porto provides services to us pursuant to that certain Services Agreement with Pharma Consultancy Limited, a UK company controlled by Mr. Porto.

(30)

Consists of 3,869,152 shares of our common stock held in the name of Walbrook Trustees (Jersey Ltd. REK33) of which Dr. Epenetos, our Chief Executive Officer, President and a member of our board of directors is a beneficiary.

PLAN OF DISTRIBUTION

          We are registering the shares of common stock on behalf of the selling security holders. Sales of shares may be made by selling security holders, including their respective donees, transferees, pledgees or other successors-in-interest directly to purchasers or to or through underwriters, broker-dealers or through agents. Sales may be made from time to time on the OTC Bulletin Board, any other exchange or market upon which our shares may trade in the future, in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to market prices, or at negotiated or fixed prices. The shares may be sold by one or more of, or a combination of, the following:

•

a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction (including crosses in which the same broker acts as agent for both sides of the transaction);

•	purchases by a broker-dealer as principal and resale by such broker-dealer, including resales for its account, pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in making short sales or in transactions to cover short sales; and

•	put or call option transactions relating to the shares.

          The selling security holders may effect these transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling security holders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities.

          The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with those transactions, the broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with the selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery of shares offered by this prospectus to those broker-dealers or other financial institutions. The broker-dealer or other financial institution may then resell the shares pursuant to this prospectus (as amended or supplemented, if required by applicable law, to reflect those transactions).

          The selling security holders and any broker-dealers that act in connection with the sale of shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by broker-dealers or any profit on the resale of the shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act. The selling security holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify each of the selling security holders and each selling security holder has agreed, severally and not jointly, to indemnify us against some liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

          The selling security holders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling security holders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

          Selling security holders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

          Upon being notified by a selling security holder that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required pursuant to Rule 424(b) under the Securities Act, disclosing:

•	the name of each such selling security holder and of the participating broker-dealer(s);

•	the number of shares involved;

•	the initial price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transactions.

          In addition, if required under applicable law or the rules or regulations of the SEC, we will file a supplement to this prospectus when a selling security holder notifies us that a donee or pledgee intends to sell more than 500 shares of common stock.

          We are paying all expenses and fees customarily paid by the issuer in connection with the registration of the shares. The selling security holders will bear all brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

BUSINESS

Overview

          We are a biopharmaceutical company engaged in the development of drugs primarily for the treatment of cancer. We in-license substances designed for anti-cancer therapy in order to advance them along the regulatory and clinical pathway toward commercial approval.  Our licenses are generally worldwide in scope and territory. We use our expertise to manage and perform what we believe are the most critical aspects of the drug development process which includes the design and conduct of clinical trials, the development and execution of strategies for the protection and maintenance of intellectual property rights and the interaction with drug regulatory authorities internationally.  We concentrate on drug development and engage in a very limited way in drug discovery, avoiding the significant investment of time and financial resources that is generally required before a compound is identified and brought into clinical trials.  We out-source clinical trials, pre-clinical testing and the manufacture of clinical materials to third parties.  We were formerly known as Bridge Oncology Products, Inc., a Delaware corporation (“Bridge”) which was formed on February 10, 2005.  On August 22, 2005 we entered into a Share Exchange Agreement with Somanta Limited, a company organized under the laws of England (“Somanta Limited”) pursuant to which Somanta Limited became a wholly-owned subsidiary of Bridge and Bridge changed its name to Somanta Incorporated.  Somanta Limited was formed on April 19, 2001.

          Our current portfolio of products in academic-investigator-sponsored clinical development includes two anti-cancer agents (a small molecule and a monoclonal antibody) targeting four different tumors and/or stages of cancer. We have three additional development candidates (two small molecules and a monoclonal antibody) in pre-clinical development targeting eleven different tumor types.

          We intend to license the rights to manufacture and market our drug products to other pharmaceutical companies in exchange for license fees and royalty payments and to continue to seek other in-licensing opportunities in pursuit of our business strategy.  We do not currently intend to manufacture or market products, although we may if the opportunity is available on terms that are considered attractive, or we may retain co-development rights to specific drugs.

Strategy

          We are principally focused on the development of drugs for treatment of cancer.  We seek to use our product development capabilities to bridge discoveries and research from scientific/academic institutions or other biopharmaceutical companies, on the one hand, with commercial manufacturing and marketing of biopharmaceutical products, on the other hand.

          The main elements of our business strategy are described below:

          Identification of Product Candidates.  We directly perform the scientific evaluation and market assessment of biopharmaceutical drug products and research development in scientific/academic institutions and other biopharmaceutical companies. As a part of this process, we evaluate the related scientific research and pre-clinical and clinical research, if any, and the intellectual property rights in such products, with a view to determining the therapeutic and commercial potential of the product candidate.

          In-Licensing. Upon identifying a promising drug product, we seek to negotiate a license to the rights to such product from the holder of those rights, the developer or researcher. The terms of the licenses vary, but generally our goal is to secure licenses that permit us to engage in further development, clinical trials, intellectual property protection and further licensing of manufacturing and marketing rights to any resulting approved drug product. This process of securing license rights to drug products is commonly known as “in-licensing.”

          Further Development. Upon in-licensing a drug, our strategy is to apply our skills and expertise to progress the product toward regulatory approval and commercial production and sale in major markets. These activities include implementing intellectual property protection and registration strategies, performing or having performed, pre-clinical research and testing, the formulating or reformulating of drug products, making regulatory submissions, performing or managing clinical trials, and undertaking the collection, collation and interpretation of clinical data and the submission of data to the relevant drug regulatory authorities in compliance with applicable protocols and standards.

          Out-licensing.  We generally plan to further license manufacturing and marketing rights to our licensed drug products to other pharmaceuticals companies. This is commonly known as “out-licensing.” Under our business model, licensees would be expected, to the extent necessary, to participate in the remaining clinical development required to obtain final regulatory approval for the product. We expect that out-licensing would result in licensing fees in addition to royalties on any sale of the product. We believe this model is consistent with current biotechnology and pharmaceutical licensing practices. In addition, although out-licensing is our primary strategy, we may retain co-development or marketing rights to particular drug products or territories. To date, we have exclusively out-licensed one of our development candidates for application in vascular diseases.

          We actively search for new product opportunities using the relationships of our management and scientific advisory board, and we continuously monitor the academic and biotechnology environment for cancer treatment developments.

          In the last two fiscal years, we have spent $501,432 on research and development activities.  From April 30, 2005 to October 31, 2005, we have spent $229,464 on research and development activities.

Cancer and Cancer Therapeutic Market

          According to the International Agency for Research on Cancer, based on available data as of 2002, there were 10.9 million new cases of cancer worldwide, 6.7 million deaths, and 24.6 million persons who have been diagnosed with cancer in the previous five years. China has 20% of the world’s total of new cancer cases (2.2 million) and lung cancer is the most common cancer worldwide with 1.35 million new cases (12.4% of the total) and 1.18 million deaths (17.6% of the total).

          In the United States, the American Cancer Society estimates that for 2005 a total of 1.4 million new cases of cancer will occur and 570,000 deaths will occur from cancer. The most prevalent new cancers, which account for approximately 55% of all cancers, are:

Disease Site	Estimated New Cases

Prostate	232,000
Breast	211,000
Lung and bronchus	173,000
Colorectal	145,000
Total for All Sites:	1,373,000

          Bladder, ovarian, brain and oral cancers, as well as lymphoma, leukemia and melanoma account for a majority of the balance of cancer deaths.

          Surgery, radiation and chemotherapy remain the principal effective treatments for cancer. In addition, although the reason is not clearly understood, current chemotherapeutic drugs are effective in only subpopulations of individuals with the same disease.  Revenues in the global oncology market were reported to be approximately $30 billion in 2004 and are expected to grow to approximately $45 billion by 2010.

          Numerous new approaches to cancer are in clinical trials. As targets become validated and technologies improve, research is beginning to yield therapeutic approaches that appear to be more effective than existing ones. Monoclonal antibodies were first described in 1978 and are now beginning to yield commercially viable therapeutic products.  At the current time there are eight monoclonal antibodies approved in the United States for the treatment of cancer including, Avastin ®, Rituxan ®, Campath ®, Herceptin ®, Erbitux ®, Myelotarg ®, Bexxar ® and Zevalin ® and five in late stage cancer trials. A second approach to cancer treatment, therapeutic cancer vaccines, has been under development for many years. Finally, advances in chemotherapeutic drugs have increased their ability to overcome chemo resistance.

          The following is a summary of terms relating to several of the monoclonal antibody and new chemical entities drugs we are developing.  This glossary contains general terms used in the discussion of the biopharmaceutical industry, as well as specific technical terms used in the descriptions of our technology and business.

affinity	Binding strength of an antibody to a target.

antibody

A type of protein made by certain white blood cells in response to a foreign substance (antigen). Each antibody can bind to only a specific antigen. The purpose of this binding is to help destroy the antigen. Antibodies can work in several ways, depending on the nature of the antigen. Some antibodies destroy antigens directly. Others make it easier for white blood cells to destroy the antigen.

antibody therapy	Treatment with an antibody, a substance that can directly kill specific tumor cells or stimulate the immune system to kill tumor cells.

antigens

Substances that cause the immune system to make a specific immune response. An example would be a murine antibody, which is derived solely from mouse proteins and therefore is viewed as foreign by the host body.

B cells/B lymphocytes	White blood cells that make antibodies and are an important part of the immune system.

bone marrow	The soft, sponge-like tissue in the center of bones that produces white blood cells, red blood cells, and platelets.

bone marrow toxicity	The destruction of bone marrow using radiation or drugs.

cGMP	Current good manufacturing practices, as mandated from time to time by the FDA.

chemopotentiator	A substance that enhances the activity of a chemotherapy agent.

capecitabine	Approved chemotherapeutic agent.

combination therapy	Treatment using more than one anticancer drug.

complete remission	The disappearance of all detectable signs of cancer. Also called a complete response.

complete response	The disappearance of all detectable signs of cancer in response to treatment. This does not mean the cancer has been cured.

concurrent therapy	A treatment that is given at the same time as another.

cytostatic	Having capacity to arrest the growth of cells.

cytotoxic	Having capacity to kill cells.

disease progression	Cancer that continues to grow or spread.

disease-free survival	Length of time after treatment during which no cancer is found. Can be reported for an individual patient or for a study population.

duration of response	Refers to the length of time between anticancer treatments where a patient’s cancer shrinks, disappears, or remains stable.

event-free survival	Ongoing survival following cancer treatment without any events including disease progression, relapse, death or initiation of new treatment.

glioma	A form of brain cancer involving the malignant transformation of a glial cell.

GMP

Good manufacturing practices, i.e. guidelines established by the United States, to be used as a standard in accordance with the World Health Organization’s Certification Scheme on the quality of pharmaceutical products.

hormone-refractory	Term used to indicate that a tumor is no longer responsive to hormone therapy.

humanized antibody

The process whereby an antibody derived from murine cells is altered to resemble a human antibody.  Humanized antibodies are less likely to cause allergic reactions when given to humans but retain the biological activity of the original murine form.

immune response	The activity of the immune system against foreign substances (antigens). This type of response can occur when a mouse or murine antibody is administered.

IND	Investigational New Drug application which must be filed and accepted by the FDA before each phase of human clinical trials may begin.

irreversible toxicity	Side effects that are caused by toxic substances or something harmful to the body and do not go away.

in vivo	In the living body or organism. A test performed on a living organism.

maintenance therapy	Treatment that is given to help a primary (original) treatment keep working. Maintenance therapy is often given to help keep cancer in remission or prolong a response to a specific therapy.

metastatic	A term used to describe a cancer where tumor cells have migrated from the primary tumor to a secondary site (e.g. from prostate to bone).

monoclonal antibodies (“mAb”)

Antibodies of high purity and specificity derived from hybridoma cells (cells which result from, generally, a fusion between an antibody producing lymphocyte and a myeloma cell initially derived from mice).

murine	Derived from mouse cells.

NCE	A new chemical entity.

orphan drug	A drug aimed at treating a condition with an incidence of less than 200,000 per year in the United States (often given a seven year market exclusivity by the FDA).

overall survival	The percentage of subjects in a study who have survived for a defined period of time. Usually reported as time since diagnosis or initial treatment. Often called the survival rate.

partial response	A decrease in the size of a tumor or the extent of cancer in the body has regressed by more than 50 percent in response to anticancer treatment.

radioimmunotherapy	Treatment with a radioactive substance that is linked to an antibody.

radioisotope	An unstable element that releases radiation as it breaks down. Radioisotopes can be used in imaging tests or as a treatment for cancer.

radiolabeled	Any compound that has been joined with a radioactive substance.

radiotherapy

The use of high-energy radiation from x-rays, neutrons, and other sources to kill cancer cells and shrink tumors. Radiation may come from a machine outside the body (external-beam radiation therapy) or from materials called radioisotopes. Radioisotopes produce radiation and can be placed in or near the tumor or in the area near cancer cells. This type of radiation treatment is called internal radiation therapy, implant radiation, interstitial radiation, or brachytherapy. Systemic radiation therapy uses a radioactive substance, such as a radiolabeled antibody, that circulates throughout the body. Radiotherapy is also called radiation therapy, irradiation, and x-ray therapy.

recurrence	The return of cancer, at the same site as the original (primary) tumor or in another location, after the tumor had disappeared.

relapse	The return of signs and symptoms of cancer after a period of improvement.

resection	The process of surgical tumor removal.

response rate	The percentage of patients whose cancer shrink more than 50 percent or disappear after treatment.

retreatment	Refers to the ability for a patient to receive the same therapy more than once for his/her cancer.

salvage therapy	Treatment that is given after the cancer has not responded to other treatments.

standard therapy	A currently accepted and widely used treatment for a certain type of cancer, based on the results of past research.

titers	Term used to express levels of circulating antibodies.

Yttrium-90	A high energy beta radiation emitting radioisotope used in the treatment of disease.

Products in Academic Investigator-Sponsored Clinical Development

          Phoenix

          Background.  Phoenix is a radiolabeled humanized monoclonal antibody (“mAb”), targeting the antigen tumor marker known as PEM (polymorphic epithelial mucin) encoded by a gene known as MUC-1. Phoenix is designed to be administered with chemotherapy and to deliver targeted pure high-energy beta radiation with local tissue penetration (5 to 10 mm) and exerts a cytotoxic effect. The mAb (huBrE-3 mAb tiuxetan MXDTPA) is radiolabeled with 111-Indium for imaging of the disease sites and is radiolabeled with 90-Yttrium for delivering radiation therapy.

          Phoenix has been administered to 54 relapsed cancer patients and is demonstrated to be well tolerated. The product has been approved by the FDA for use in numerous physician-sponsored investigator clinical trials including:

•	Phase I/II study of Phoenix, as a murine (mouse) antibody, in a 15 patient imaging study;

•	Phase I/II study of Phoenix, as a murine (mouse) antibody, in 9 patients therapy study;

•	Phase I/II study of Phoenix, as a murine (mouse) antibody, in 6 patients therapy study;

•	Phase I/II study of Phoenix, as a murine (mouse) antibody, in a 15 patient imaging study;

•	Phase I/II study of Phoenix, as a humanized antibody, in a 7 patient imaging study;

•	Phase I/II study of Phoenix, as a humanized antibody, in 17 patients therapy study; and

•	An on-going Phase I/II study of Phoenix, as a humanized antibody, in a dose escalation study in combination with chemotherapy (capecitabine, Xeloda®) therapy study.

          In-License For Phoenix.  In August 2005, we entered into a Patent and Know-how Exclusive Sublicense Agreement (the “Immunodex Agreement”) with Immunodex, Inc. (“Immunodex”) covering the worldwide rights to Phoenix and Angiolix, a humanized monoclonal antibody mAb, targeting the protein known as Lactadherin. Lactadherin promotes Vascular Endothelial Growth Factor (“VEGF”) –dependent neovascularaization.  Angiolix, by blocking Lactadherin has the potential to induce programmed cell death (apoptosis) in blood vessels supporting tumors.  Pursuant to the Immunodex Agreement, we must pay to Immunodex an initial licensing fee, material transfer fees, annual license maintenance fees and royalties. In addition, if we sublicense rights to others to develop, manufacture and market products based on the Immunodex Agreement, we will share a portion of the sublicensing fees with Immunodex.  The patents that we have exclusively sublicensed from Immunodex expire at various times between 2008 and 2015.

          The Immunodex Agreement also requires us to develop Phoenix and Angiolix through product approvals by the U.S. FDA on an agreed timetable or we lose our rights to develop these products.

          Pursuant to the Immunodex Agreement, Immunodex is to seek to obtain for us an exclusive sublicense of the right to use a chelating agent known as MXDTPA from Cancer Research Institute of Contra Costa (“CRICC”) and an exclusive sublicense of CRICC’s right to use the humanization patent, in each case that CRICC has licensed from the National Institutes of Health (“NIH”).  CRICC and Immunodex have not yet received NIH’s consent to the sublicenses to us.  On August 8, 2005, we made a direct application to NIH to obtain non-exclusive commercial licenses and we are in discussions with NIH on the terms of these licenses.  To date, the terms proposed by NIH would not be acceptable to us since they are materially more costly than those that are contained in the CRICC and Immunodex sublicenses described above. In addition, we will require a license from another third party in connection with the manufacture of these products prior to their clinical development.

          In August 2005, we entered into an Agreement Regarding Academic Clinical Study with CRICC to provide financial support of a Phase I-II clinical study sponsored by CRICC covering Phoenix in combination with a chemotherapeutic drug, Xeloda®.  We are obligated to provide funds for at least 10 patients with recurrent, metastatic breast cancer over the next 24 months.

          Rationale.  There is substantial evidence both from experiments conducted by CRICC and its collaborators that demonstrate therapeutic synergy when monoclonal antibodies are given in combination with conventional chemotherapy. In the case of Phoenix, which is a radiolabeled humanized monoclonal antibody, increased efficacy was demonstrated when it was given in combination both with topotecan and capecitabine.

          We selected capecitabine (Xeloda®) to go forward in our clinical trials because:  (i) capecitabine is the standard of care for treating relapsed breast  and other cancers, (ii) it is a convenient orally administered agent, (iii) it is only mildly myelotoxic whereas Phoenix is expected to be primarily myelotoxic (i.e., the combination of Phoenix and capecitabine should not lead to cumulative toxicities), and (iv) there is evidence of therapeutic synergy when the Phoenix and capecitabine are used together.

          Competitive Position.  We are aware of numerous products in development for recurrent breast cancer and other solid tumors. We are aware of one product being developed by Hoffman-LaRoche targeting the Muc-1 antigen.

          Development Plan.  We intend to enter into a co-development agreement with one or more pharmaceutical partners prior to the initiation of cGMP manufacturing and the submission of a company sponsored Phase I/II IND. Since the clinical development of Phoenix will take many years for product registration, likely beyond 2015, and will be very expensive, we intend to partner this program with others prior to entering into its clinical development.  If we are unable to partner the program, we may decide to terminate our sublicense agreement with Immunodex with respect to Phoenix.

          Sodium Phenylbutyrate

          Background.  Sodium Phenylbutyrate (“PB”) is a small molecule chemopotentiator, previously approved for a rare genetic disorder, hyperuremia.  It was recently observed by scientists at the National Cancer Institute that it can also act as an inhibitor of histone deacetylase and is non-cytotoxic. PB is designed to be administered in conjunction with radiation and chemotherapy.

          Virium Pharmaceuticals, Inc., our licensor, has advised us that the National Cancer Institute, one of the U.S. National Institutes of Health, has sponsored seven completed Phase I studies covering 186 patients. Sodium Phenylbutyrate was used as a monotherapy in six studies covering 174 patients (108 patients with solid tumors and 66 patients with hematological cancers). In addition, Sodium Phenylbutyrate has been used in one trial in combination with other therapies in 14 patients. Sodium Phenylbutyrate has also been studied in Phase I/II investigator sponsored clinical trials in Central Nervous System (“CNS”) cancers especially Glioblastoma Multiforme.  In one Phase I/II therapy study 22 patients were treated and in a second Phase I/II therapy study 23 patients were treated.

          In-License For Phenylbutyrate.  In February 2005, we entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc. (“Virium”) covering the worldwide rights, excluding the United States and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. We are responsible for the conduct of clinical trials and patent prosecution outside the United States and Canada. We paid an initial license fee when we entered into this agreement.  In addition, we will pay royalties to Virium on net product sales. Virium has entered into a sublicense agreement with VectraMed, Inc. for the rights to develop the product worldwide. In turn, VectraMed has obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service (“PHS”) representing the National Institute of Health.  We are in the process of modifying the agreement with Virium and Virium is in the process of obtaining the approval of the PHS for the sublicense to us.  The key use patents relating to Phenylbutyrate expire at various times between 2011 and 2016.

          Rationale.  Sodium Phenylbutyrate is a biological-response modifier that acts as a dose-dependent inhibitor of gliomas cell proliferation, migration, and invasiveness, possibly by inhibition of urokinase and c-myc pathways.  Phenylbutyrate is a well-tolerated, oral agent that shows potential for the treatment of malignant gliomas. Further studies should be considered to identify a subset of patients that have tumors sensitive to Phenylbutyrate, either as a single agent or in combination with radiation therapy or other chemotherapeutic agents.

          Competitive Position.  We are aware of numerous products in development for brain cancers. We are aware of several products being developed by academic and commercial organizations targeting glioblastoma.  Medicis Pharmaceuticals currently sells Sodium Phenylbutyrate (Buphenyl ®) for the treatment of a urea cycle disorder.

          Development Plan.  Our co-development partner, Virium Pharmaceuticals, Inc., has advised us that they intend to initiate a Virium sponsored Phase I/II IND for the treatment of glioblastoma. We intend to wait for the results of this Phase I/II study and the re-formulation of the compound to a sustained release version before initiating our clinical study in Europe.

Products in Pre-Clinical Development

          Alchemix

          Background.  Alchemix (chloroethylaminoanthraquinone) is a cytotoxic small molecule compound, which interrupts all phases of the cell cycle by selective binding to DNA and inhibiting many DNA processing enzymes to overcome drug resistant tumors.  It has been shown in vitro and animal studies to be cytotoxic by the selective inhibition of many DNA processing enzymes. While no more toxic than many approved chemotherapeutic drugs, we expect that it will overcome many chemo resistant tumors.

          Agreement Related to Alchemix.  In November 2001, we entered into a Patent and Know-how Licensing Agreement with De Montfort University giving us exclusive worldwide rights in the treatment of cancer. In September 2002, we amended and restated that agreement and received an assignment of the patent covering anthraquinone anticancer drugs. We are obligated to pay an initial licensing fee and milestone payments on the completion of each phase of the clinical trials.  We are not obligated to pay any royalties on product sales. The key patent relating to Alchemix will expire 2015.

          Rationale.  Alchemix is a drug that irreversibly binds to DNA and may also cross link with DNA processing enzymes. Alchemix inhibits topo II alpha (a DNA processing enzyme).  Alchemix has a pan-cell cycle inhibitory effect and it is likely that it is reacting with other DNA processing enzymes required for the cell to progress in the cell cycle, although the direct evidence only demonstrates its interaction with DNA processing enzymes such as topo II. However, anthraquinones (AQ’s) previously have been shown to inhibit DNA polymerases, so, taken together, these data suggest that it can multi-target a range of DNA processing enzymes.

          Alchemix demonstrates a pan-cycle inhibition that makes it unique and different from other AQ’s and anthracyclines, and it is already known that it works in anthracycline and platinum resistant cancer cells.

          Competitive Position.  We are not aware of any other organization developing similar drugs to Alchemix. Several groups are developing agents against p-glycoprotein which is only one of the identified mechanisms of drug resistance and other groups are developing agents that have the potential to be chemosensitisers.

          Development Plan.  We intend to manufacture, undertake pre-clinical studies and, based on those results, initiate a Somanta sponsored Phase I/II clinical trial with respect to Alchemix within the next twelve months.

          Out-License of Alchemix.  In August 2004, we entered into a Research Collaboration and License Agreement with Advanced Cardiovascular Devices, LLC (“ACD”). Under this agreement, we have granted ACD an exclusive, worldwide license to Alchemix solely for the treatment of vascular disorders or proliferations using stents and devices.  ACD is obligated to pay us license fees, milestone payments and royalties on net sales of products incorporating Alchemix.

          Prodrax

          Background.  Prodrax (di-N-oxides of chloroethylaminoanthraquinone as bioreductive prodrugs that are metabolized to potent cytotoxins) is a cytotoxic small molecule compound, which is non-toxic in normally oxygenated tissue but becomes highly toxic in low oxygen (hypoxic) tumors by binding to the DNA in tumor cells and interrupting their cell cycle. Prodrax is both a specific chemical entity and a platform technology to make other cytotoxic drugs more effective.

          In-License for Prodrax.  In March 2004, we entered into a Patent and Know-how Assignment and Licensing Option Agreement with The School of Pharmacy, University of London giving us exclusive worldwide rights in the treatment of cancer. We are obligated to pay an initial licensing fee and milestone payments on the completion of each phase of the clinical trials. In September 2005, we amended this agreement to provide for royalties on product sales.  The key patent application relating to Prodrax was filed in December 2003.

          Rationale.  It is widely accepted that hypoxic fractions of tumors are less responsive to radiotherapy and chemotherapy. In vitro data indicate that the level of response is just one third that of normally oxygenated (oxic) cells and outcome data indicate a significantly lower overall survival and reduced disease-free interval for patients with hypoxic tumors compared to those with well oxygenated tumors. This can be attributed to the fact that hypoxic cells are less active than oxic cells; they are not replicating and are thus less vulnerable to cell killing through DNA damage.  These cells are often referred to as quiescent.

          Prodrax is preferentially and irreversibly converted to its cytotoxic form in hypoxic tumor cells where it remains localized. When the surrounding oxygenated cells are killed by radiotherapy or chemotherapy bringing these Prodrax-containing quiescent cells closer to the oxygen source, they become reoxygenated, attempt to resume replication and, in this state, are killed by the cytoxic metabolite of Prodrax through potent DNA damage.

          When given in conjunction with radiotherapy or chemotherapy we expect Prodrax to result in significant improvement of tumor clearance and reduce the likelihood of tumor repopulation, improving disease free survival.  It is estimated that over 50% of all solid tumors exhibit clinically significant hypoxia and over two million people in the U.S. and Europe suffer from solid tumor cancers. If successful, Prodrax could improve the prognosis for a significant number of cancer sufferers in a wide range of tumor types.

          Competitive Position.  We are aware that a United Kingdom based company, KuDOS Pharmaceuticals, is developing a small molecule prodrug selectively activated by hypoxia in a similar fashion to Prodrax.

          Development Plan.  We intend to undertake additional research and select a lead compound for use with Prodrax within the next twelve months.

          Angiolix

          Background.  Angiolix is a humanized monoclonal antibody mAb, targeting the protein known as Lactadherin.  Lactadherin promotes Vascular Endothelial Growth Factor (“VEGF”)-dependent neovascularaization. Angiolix, by blocking Lactadherin, has the potential to induce programmed cell death (apoptosis) in blood vessels supporting tumors.  On August 8, 2005, we made a direct application to NIH to obtain a non-exclusive commercial license, and we are in discussions with NIH on the terms of the license.  To date, the terms proposed by NIH would not be acceptable to us since they are materially more costly than those that are contained in the CRICC and Immunodex sublicenses described above.  In addition, we will require a license from another third party in connection with the manufacture of these products prior to their clinical development.  The patent that we have exclusively sublicensed from Immunodex expires in 2015.

          In-License for Angiolix.  See Phoenix above.

          Rationale.  VEGF induces blood vessel growth.  An integrin-binding protein called Lactadherin is expressed in and around blood vessels of tumors and has a critical role in providing new blood vessels to support the tumor growth.  Angiolix has been shown to bind to Lactadherin and induce the death of new blood vessels blocking the supply of blood to the tumor and causing the tumor to die.

          A similar antibody on the market, Avastin ®, is used in the treatment of bowel and other cancer types.

          Competitive Position.  We are targeting a propriety gene product which is expressed by cancerous tumors.  We are not aware of any other organization developing similar products targeting this type of protein.

Government Regulation

          Our products require governmental approval before production and marketing can commence.  The regulatory approval process is administered by the FDA in the U.S., by the EMEA in the European Union and by similar agencies in other countries. The process of obtaining regulatory clearances or approvals is costly and time-consuming, and we cannot predict how long the necessary clearances or approvals will take or whether we will be successful in obtaining them.

          Generally, all potential pharmaceutical products must successfully complete two major stages of development (pre-clinical and clinical testing) prior to receiving marketing approval by the governing regulatory agency. In pre-clinical testing, potential compounds are tested both in vitro and in animal studies to gain important safety information prior to administration in humans.  Knowledge is obtained regarding the effects of the compound on bodily functions as well as its absorption, distribution, metabolism and elimination.

          Clinical trials are typically conducted in three sequential phases, although the phases may overlap.  In Phase I, which frequently begins with the initial introduction of the drug into healthy human subjects prior to introduction into patients, the compound is tested for safety and dosage tolerance.  Phase II typically involves studies in a larger patient population to identify possible adverse effects and safety risks, to begin gathering preliminary efficacy data, and to investigate potential dose sizes and schedules.  Phase III trials are undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population that will represent the intended clinical indication that is being pursued. Each trial is conducted in accordance with current Good Clinical Practice (“cGCP”) standards under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated.  Each protocol must be submitted to the FDA as part of the Investigational New Drug (“IND”) application.  Further, an independent Institutional Review Board (“IRB”) or Ethics Committee at each clinical center at which the study will be conducted must evaluate and approve each clinical study.  The review board will consider, among other things, ethical factors, the safety of human subjects and the possible liability of the institution.

          Following completion of these studies, a New Drug Application (“NDA”) must be submitted to and approved by the FDA in order to market the product in the U.S., while a Marketing Authorization Application (“MAA”) is submitted to the EMEA in Europe.  Similar applications, generally based upon data already collected for an NDA or MAA, are then used to file for marketing approval in foreign countries.  If and when approval is obtained to market a product, the FDA’s (or applicable foreign agency’s) regulations will then govern manufacturing and commercialization activities.

          In addition to FDA regulation, we are subject to regulation by various governmental agencies including, without limitation, the Drug Enforcement Administration, the U.S. Department of Agriculture, the Environmental Protection Agency, the Occupational Safety and Health Administration, and the California State Department of Health Services, Food and Drug Branch.  Such regulation by governmental authorities in the U.S. and other countries may impede or limit our ability to develop and market our products.

Raw Materials

          We need sufficient supplies of raw materials to develop and market our products successfully.  The raw materials in products that are approved by the FDA cannot be changed without equivalency testing of the new material by us and approval by the FDA.  Some of the raw materials for our products are expected to be qualified from only one supplier. At times, one or more of these qualified materials may not be available or may be available only in limited quantities.  If we are unable to obtain the necessary raw materials from our existing sources, we could incur significant delays in marketing and selling our products until an alternate vendor can be qualified and approved for use.

Employees

          As of January 31, 2006, we employed 4 full time employees.  Our employees are located at our headquarters office in Irvine, California, in San Diego, California or in London, England.

Property

          We lease approximately 435 square feet in a corporate office building in San Diego, California for $2,500 per month.  In addition, we rent approximately 500 square feet in London, England for approximately $2,000 per month.

LEGAL PROCEEDINGS

          The Company is not a party to any material pending legal or arbitration proceedings and is not aware of any material contemplated legal proceedings to which we may be a party.  No director, officer or affiliate of the Company, and no owner of record or beneficial owner of more than five percent (5%) of the securities of the Company, or any associate of any such director, officer or security holder is a party adverse to the Company or has a material interest adverse to the Company.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

          You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus.  This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus.  Information in the following discussion for a yearly period means for the year ended April 30 of the indicated year.

Overview

          Background

          We are a biopharmaceutical company engaged in the development of drugs primarily for the treatment of cancer. We in-license substances designed for anti-cancer therapy in order to advance them along the regulatory and clinical pathway toward commercial approval.  Our licenses are generally worldwide in scope and territory. We use our expertise to manage and perform what we believe are the most critical aspects of the drug development process which includes the design and conduct of clinical trials, the development and execution of strategies for the protection and maintenance of intellectual property rights and the interaction with drug regulatory authorities internationally.  We concentrate on drug development and engage in a very limited way in drug discovery, avoiding the significant investment of time and financial resources that is generally required before a compound is identified and brought into clinical trials.  We conduct and out-source clinical trials, pre-clinical testing and the manufacture of clinical materials to third parties.  We were formerly known as Bridge Oncology Products, Inc., a Delaware corporation (“Bridge”) which was formed on February 10, 2005.  On August 22, 2005 we entered into a Share Exchange Agreement with Somanta Limited, a company organized under the laws of England (“Somanta Limited”) pursuant to which Somanta Limited became a wholly-owned subsidiary of Bridge and Bridge changed its name to Somanta Incorporated.  Somanta Limited was formed on April 19, 2001.

          Our current portfolio of products in clinical development includes two anti-cancer agents (a small molecule and a monoclonal antibody) targeting four different tumors and/or stage of cancer. We have three additional development candidates (two small molecules and a monoclonal antibody) in pre-clinical development targeting eleven different tumor types.

          We intend to license the rights to manufacture and market our drug products to other pharmaceutical companies in exchange for license fees and royalty payments and to continue to seek other in-licensing opportunities in pursue of our business strategy.  We do not currently intend to manufacture or market products although we may, if the opportunity is available on terms that are considered attractive, or retain co-development rights to specific drugs.

          We have incurred substantial operating losses since our inception due in large part to expenditures for our research and development activities. At October 31, 2005, we had an accumulated deficit of $3,456,302 (unaudited). We expect our operating losses to increase for at least the next several years as we pursue the clinical development of our lead drug candidates and expand our discovery and development pipeline.

          Revenues

          We have not generated any significant revenues from product sales to date, and we do not expect to generate revenues from product sales for at least the next several years, if at all.  We expect our revenues for the next several years to consist of payments under certain of our current agreements and any additional collaborations, including upfront payments upon execution of new agreements, research funding and related fees throughout the research term of the agreements and milestone payments contingent upon achievement of agreed-upon objectives.  To date, we have received $10,000 in payments under such agreements.

Critical Accounting Policies and Estimates

          Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements. We have identified the accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results may differ substantially from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in note 2 of the notes to consolidated financial statements included in this report, we believe that the following accounting policies require the application of significant judgments and estimates.

Results of Operations

          Fluctuations in Operating Results

          Our results of operations are likely to fluctuate from period to period. We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and amount of payments received pursuant to our current and future collaborations, and the progress and timing of expenditures related to our discovery and development efforts. Due to these fluctuations, we believe that the period-to-period comparisons of our operating results are not a good indication of our future performance.

Six Months Ended October 31, 2005, Compared with Six Months Ended October 31, 2004 (unaudited)

          The Company recognized revenue in the amount of $714 related to an upfront license fee paid by Advanced Cardiovascular Devices, LLC, for an exclusive license to Alchemix for use in stents and devices in the field of vascular disorders (see above under Products in Clinical Development and also see note 11 to the attached audited financials, Subsequent Events).

          Operating Expenses were $1,642,200 for the six months ended October 31, 2005, versus $404,754 for the six months ended October 31, 2004, an increase of $1,237,446.  The increase is due to increases in both General and Administrative (G&A) expenses and Research and Development (R&D) expenses.

          G&A expenses were $1,412,736 for the six months ended October 31, 2005, versus $282,884 for the six months ended October 31, 2004, an increase of $1,129,852.  This increase reflects primarily the following expenses incurred as the Company ramped up its overall activities in preparation for the share exchange with Bridge Oncology Products, Inc., which occurred in August, 2005 and for sustained significant development efforts:

•

An increase in legal expenses of $339,431 related to the Company’s preparation for the share exchange with Bridge Oncology Products, the reincorporation and Merger, and the sale of unregistered equity securities in connection with the Private Placement.

•

An initial license fee payment of $300,000 to Immunodex, Inc., as part of a patent and know-how exclusive sublicense agreement regarding our clinical candidates Phoenix and Angiolix, which are described above under Products in Pre-Clinical Development.

•	An increase in accounting expenses of $94,107, primarily related to the costs of performing an audit and out-sourcing accounting activities in preparation for the audit.

•	An increase in payroll expenses of $84,749, primarily for compensation of officers who were not on the Company’s payroll during the six months ended October 31, 2004.

•	An increase of $59,332 in the expenses to record the value of options granted, as options were granted to more employees, directors, and consultants.

•

An increase of $58,900 in consulting expenses for the services of an investment banking group, an executive chairman, and out-sourced financial and clinical advisors, in preparation for financing and increased company activity.

•

An option fee payment of $45,358 to the School of Pharmacy, University of London, as part of a patent and know-how exclusive license agreement regarding our clinical candidate, Prodrax, which is described above under Products in Pre-Clinical Development.

•	An increase in travel expenses of $33,100, due to an increase in the company’s overall level of activity.

          R&D expenses were $229,464 for the six months ended October 31, 2005, versus $121,870 for the six months ended October 31, 2004, an increase of $107,594.  This increase reflects primarily:

•

An increase of $59,770 in outside consulting expenses, including the cost of consultants contracted to oversee the Company’s pre-clinical and clinical activities and the costs of consultants providing services related to Phoenix and Angiolix.

•	An increase of $31,775 in the expenses to record the value of options granted, as options were granted to an additional director.

Fiscal Year Ended April 30, 2005 Compared With Fiscal Year Ended April 30, 2004

          Operating Expenses were $1,129,290 for the fiscal year ended April 30, 2005 versus $439,453 for the fiscal year ended April 30, 2004, an increase of $689,837.  This increase is due to an increase in both General and Administrative (G&A) expenses and Research and Development expenses.

          G&A expenses were $755,255 for the fiscal year ended April 30, 2005, versus $312,055 for the fiscal year ended April 30, 2004, an increase of $443,200.  This increase reflects primarily:

•	an increase in legal expenses of $100,663 and an increase in travel expenses of $76,967 due to an increase in the company’s overall level of activity.

•

an increase in directors’ fees of $68,920, primarily due to the initiation of expenses recorded for the value of options issued to directors of $91,342, partly offset by an expense of $22,456 in the fiscal year ended April 30, 2004, to record the difference between fair market value and the discounted price of shares of common stock sold to a director.

•

an increase in salary expenses and payroll taxes of $61,814, primarily due to the initiation of compensation for the President and the Executive Chairman and expenses for the value of options issued to them, totaling $206,707, partly offset by the expense of $181,371 in the fiscal year ended April 30, 2004, to record the difference between the fair market value and the discounted price of shares of common stock purchased by the President.

•	an increase in consulting expenses of $55,509, mostly due to expenses recorded for the value of options issued to contractors.

          For the fiscal year ended April 30, 2004, the Company received a value-added tax refund of $18,212, which was recorded as a credit against G&A and not applied against any individual accounts mentioned above.

          R&D expenses were $374,035 for the fiscal year ended April 30, 2005, versus $127,397 for the fiscal year ended April 30, 2004, an increase of $246,638.  This increase reflects primarily an increase in consulting expenses partly offset by a decrease in initial license fees under an in-licensing agreement for a drug candidate.

          The increase in consulting expenses was $289,452, primarily due to expenses associated with increasing activity in the Company’s collaboration with the School of Pharmacy, University of London.  The decrease in license fees was $42,815.  In the fiscal year ended April 30, 2004, the Company paid an initial licensing fee of that amount to De Montfort University as part of a patent know-how and license agreement.  In the fiscal year ended April 30, 2005, no licensing fees were paid.

Change in Functional Currency

          From inception through the fiscal year ended April 30, 2005, the Company was located in the United Kingdom, and all business transactions took place there.  During that period, the Company’s functional currency was the United Kingdom pound.

          On August 22, 2005 the Company, then known as Somanta Limited, took part in a share exchange with Bridge Oncology Products, Inc., a Delaware company, and became a subsidiary of Bridge, as described in the audited financial statements, (see note 11 to the attached audited financials, Subsequent Events, Share Exchange Agreement and Plan of Merger Agreement).  As a result of this transaction, Somanta Limited became a wholly owned subsidiary of a U.S. entity and accordingly changed its functional currency to the U.S. dollar as of the fiscal year beginning May 1, 2005.

Related Party Transactions

          We previously accrued compensation to our Executive Chairman amounting to $90,000 which was paid as a bonus in February 2006 to our Executive Chairman upon the closing of the Private Placement.  Also in February 2006, we repaid the full amount outstanding on a loan payable to our President and Chief Executive Officer in the amount of $81,000.

Liquidity and Capital Resources

          Since inception, we have funded our operations primarily through sales of our equity and debt securities.  As of October 31, 2005, we had received $1,103,926 (unaudited) in net proceeds from sales of our equity securities and $1,079,402 (unaudited) in debt financing.  A portion of the debt financing was repaid in prior fiscal years.  The balance at October 31, 2005 was $1,072,035 (unaudited).

          Net cash used in operating activities for the six month period ended October 31, 2005 totaled $959,751 (unaudited) compared to $333,023 (unaudited) for the six month period ended October 31, 2004.  This increase of $626,728 was primarily due to an increase in our net loss, partly offset by increases in accounts payable, in accrued liabilities, and in fees payable to the investment banking firm assisting us with the recent sale of unregistered securities.  The increases in accounts payable and accrued liabilities are due to expenses for consultants and legal services associated with the increase in our overall business activity in the most recent year.

          During the six month periods ended October 31, 2005, $150,220 was used in investing activity. The Company made a deposit of $150,000 into an escrow account per agreement with CRICC (see note 11 to the attached audited financials). No such deposit was made in the six month period ended October 31, 2004.

          Net cash provided by financing activities for the six month period ended October 31, 2005 totaled $1,019,834 (unaudited), compared to $216,737 (unaudited) for the six month period ended October 31, 2004.  This increase of $803,097 was primarily due to a secured convertible note for $1,000,000 issued on August 23, 2005, to SCO Capital Partners LLC.  This note is described at greater length in the attached audited financial statements, (see note 11 to the attached audited financials, Subsequent Events, Notes Payable).

          At October 31, 2005, we had $12,748 (unaudited) in cash compared to $50,106 (unaudited) at October 31, 2004.

          Net cash used in operating activities for the fiscal year ended April 30, 2005 totaled $631,690, compared to $221,302 for the fiscal year ended April 30, 2004, an increase of $410,388.  This increase of $410,388 was primarily due to an increase in our net loss, partly offset by non-cash, stock-based compensation expense, which we initiated in the fiscal year ended April 30, 2005, and increases in accrued liabilities.  The increase in accrued liabilities was primarily due to increases in scientific collaborations and contracted accounting services.

          Net cash used in investing activities for the fiscal year ended April 30, 2005 totaled $3,433, for the purchase of computer equipment.  There was no cash used in investing activities for the fiscal year ended April 30, 2004.

          Net cash provided by financing activities for the fiscal year ended April 30, 2005 totaled $578,726, compared to $348,156.  This increase of $230,570 was primarily due to an increase in cash received from the proceeds of Company stock.

          At the end of our most recent full fiscal year, April 30, 2005, we had $102,885 in cash compared to $150,818 at April 30, 2004.

          On November 9, 2005 and on November 19, 2005, we received additional amounts of $100,000 (unaudited) in net proceeds from debt financings for an aggregate of $200,000 (unaudited), and on December 19, 2005, we received $50,000 (unaudited) in net proceeds from a debt financing.  On January 31, 2006, this note and accrued interest was converted in its entirety to Series A Preferred Stock and the security interest in our assets was released. On January 31, 2006, we received $3,671,209 in net proceeds from the sale of Series A Convertible Preferred Stock and warrants to purchase common stock. We have invested a substantial portion of our available cash in investment securities consisting of high quality, marketable debt instruments of corporations and financial institutions.  We have adopted an investment policy and established guidelines relating to diversification and maturities of our investments to preserve principal and maintain liquidity.

          We have consumed substantial amounts of capital since our inception.  We do not expect to have sufficient cash to fund operations after the first fiscal quarter of our fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of its product candidates, despite the net proceeds from our Private Placement in January, 2006.  Therefore, we will require significant additional financing in the future to fund our operations. Our future capital requirements will depend on, and could increase significantly as a result of, many factors, including:

•	progress in, and the costs of, our pre-clinical studies and clinical trials and other research and development programs;

•	the scope, prioritization and number of research and development programs;

•	the ability of our collaborators and us to reach the milestones, and other events or developments, under our future collaboration agreements;

•	the costs involved in filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•	the costs of securing manufacturing arrangements for clinical or commercial production of drug candidates; and

•	the costs of establishing, or contracting for, sales and marketing capabilities if we obtain regulatory clearances to market our drug candidates.

          Until we can generate significant continuing revenues, we expect to satisfy our future cash needs through strategic collaborations, private or public sales of our securities, debt financings or by licensing all or a portion of our drug candidates or technology to third parties.  We cannot be certain that additional funding will be available to us on acceptable terms, or at all. If funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or our commercialization efforts.

          To date, we have not had any relationships with unconsolidated entities or financial partnerships, such as entities referred to as structured finance or special purpose entities, which are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recently Issued Accounting Standards

          In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements.  In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005.  Management is currently evaluating the impact SAB 107 will have on the financial statements.

          In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections.  This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB’s goal to converge its standards with those issued by the IASB.  Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so.  Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previo usly issued financial statements should be termed a “restatement.”  The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005.  Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005.  Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

          In June 2005, the EITF reached a consensus on Issue 05-6, “Determining the Amortization Period for Leasehold Improvements,” which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase.  EITF 05-6 is effective for periods beginning after June 29, 2005.  Earlier application is permitted in periods for which financial statements have not been issued.  The adoption of this Issue did not have an impact on the Company’s financial statements.

          In February 2006, the FASB decided to move forward with the issuance of a final FSP FAS 123R-4 Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event. The guidance in this FSP FAS 123R-4 amends paragraphs 32 and A229 of FASB Statement No. 123R to incorporate the concept articulated in footnote 16 of FAS 123R. That is, a cash settlement feature that can be exercised only upon the occurrence of a contingent event that is outside the employee’s control does not meet the condition in paragraphs 32 and A229 until it becomes probable that the event will occur. Originally under FAS 123R, a provision in a share-based payment plan that required an entity to settle outstanding options in cash upon the occurrence of any contingent event required classification and accounting for the share based payment as a liability. This caused an issue under certain awards that require or permit, at the holder’s election, cash settlement of the option or similar instrument upon (a) a change in control or other liquidity event of the entity or (b) death or disability of the holder. With this new FSP, these types of cash settlement features will not require liability accounting so long as the feature can be exercised only upon the occurrence of a contingent event that is outside the employee’s control (such as an initial public offering) until it becomes probable that event will occur. The guidance in this FSP shall be applied upon initial adoption of Statement 123(R). An entity that adopted Statement 123(R) prior to the issuance of the FSP shall apply the guidance in the FSP in the first reporting period beginning after February 2006. Early application of FSP FAS 123R-4 is permitted in periods for which financial statements have not yet been issued. The Company does not anticipate that this new FSP will have any material impact upon its financial condition or results of operations.

          In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and In February 2006, the FASB issued SFAS 155 “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140”. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, Application of Statement 133 to Beneficial Interests in Securitized Financial Assets. This Statement:

          a.          Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation;

          b.          Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

          c.          Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

          d.          Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

          e.          Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

          This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of an entity’s fiscal year, provided the entity has not yet issued financial statements, including financial statements for any interim period for that fiscal year. Provisions of this Statement may be applied to instruments that an entity holds at the date of adoption on an instrument-by-instrument basis. The Company will be evaluating the impact of SFAS 155.

Competition

          The biopharmaceutical industry is intensely competitive.  Many companies, including other biopharmaceutical companies and biotechnology companies, are actively engaged in activities similar to ours, including research and development of drugs for the treatment of cancer.  More specifically, competitors for the development of new therapeutic products to treat cancer also focus on mAb-based cancer therapeutics, small molecule discovery and development.  A 2005 survey by the Pharmaceutical Research and Manufacturers of America (“PhRMA”) listed nearly 400 new treatments for cancer that are currently being tested by researchers.

          To our knowledge, other companies that are involved in the development of monoclonal antibody cancer therapeutics directly related to our efforts include Abgenix/Amgen, Genmab, ImClone/Bristol-Myers Squibb, ImmunoGen, Schering AG, Biogen Idec, Genentech and Merck.

          In addition, a number of other companies are involved in the development of chemotherapeutic drugs directly related to our efforts including Bristol-Myers Squibb, Pfizer, GlaxoSmithKline, Novartis, Eli Lilly, Wyeth and Roche.

          We expect to encounter significant competition for the pharmaceutical products we are developing and plan to develop in the future.  Many of our competitors have substantially greater financial and other resources, larger research and development capabilities and more extensive marketing and manufacturing organizations than we do.

          In addition, some such companies have considerable experience in pre-clinical testing, clinical trials and other regulatory approval procedures.  There are also academic institutions, governmental agencies and other research organizations which are conducting research in areas in which we are working and they may also market commercial products, either on their own or through collaborative efforts.  If any of these competitors were to complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before we do they may achieve a significant competitive advantage.

Historical Expenditures

          We have historically accounted for costs by company rather that by product.

          Patent and license expenditures are expenditures that we have not allocated to particular products. General and administrative expenses include salaries of the Chief Executive Officer, finance and administrative staff, rent and occupancy, telephone and office, corporate legal and audit, and investor relations.  These expenses are not separated by product but are set forth on our Consolidated Statements of Operations and Deficit under “Expenses - general and administrative”.

          Total licensing and product development expenses for the last two years are set forth on our Consolidated Statements of Operations and Deficit under “Expenses - licensing and product development.”  This line item includes third-party development, patent and license expenditures, but not allocated by product.

Expenditures to Completion

          Our business strategy is to in-license rights to promising drug products, further develop those products by progressing the products toward regulatory approval by conducting and managing clinical trials, and finally to out-license rights to manufacture and/or market resulting drug products to other pharmaceutical firms in exchange for royalties and license fees.  The path to commercialization is varied and uncertain such that we cannot anticipate the path to be taken for any particular product.  It is not possible for us to predict or even estimate the nature, timing, or future costs, project completion dates, or when material net cash flows might be realized on any particular project.  However, we do expect that our costs will increase as we continue to develop each of the licensed products and move each licensed product closer to commercialization.  Our expectations could change quickly in the event that we are able to out-license any product.

          Our business strategy is to use our product development capabilities to bridge discoveries and research from scientific/academic institutions or other biopharmaceutical companies, on the one hand, with commercial manufacturing and marketing of biopharmaceutical products, on the other hand.  Out-license opportunities could occur at any time.  Licensees would be expected, to the extent necessary, to:  participate in the remaining clinical development required to obtain final regulatory approval for the product; relieve us of some or all of the costs to finalize development; and/or pay us upfront and milestone payments.  To date, we have out-licensed Alchemix to Advanced Cardiovascular Devices LLC, for the development and commercialization of products for use in vascular disease applications worldwide.

Trend Information

          It is important to note that historical patterns of expenditures cannot be taken as an indication of future expenditures.  The amount and timing of expenditures and therefore liquidity and capital resources vary substantially from period to period depending on the pre-clinical and clinical studies being undertaken at any one time and the availability of funding from investors and prospective commercial partners.

          Other than as discussed above, we are not aware of any material trends related to our business of product development, patents and licensing.

MANAGEMENT

Directors and Executive Management

          Set forth below are the name, age, position and a brief account of the business experience of each of our executive officers and directors as of January 31, 2006.

Name	Age	Position

Michael R. D. Ashton	59	Director
Terrance J. Bruggeman	59	Director and Executive Chairman
Jeffrey B. Davis	42	Director
Agamemnon A. Epenetos	56	Director, Chief Executive Officer and President
John R. Gibson	55	Director
David W. Kramer	60	Chief Financial Officer, Treasurer and Secretary
Kathleen H. Van Sleen	45	Director

Michael R. D. Ashton

          Mr. Ashton has been a director of ours since September 2004 and serves as the Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit and Compensation Committees. Since 1998, Mr. Ashton has been the Chief Executive Officer of SkyePharma PLC, an international drug delivery company, based in England. Mr. Ashton intends to retire from SkyePharma PLC in the near future. He is a member of the Board of Directors of Astralis Ltd., Transition Therapeutics, Inc., and Vital Living Inc. Mr. Ashton has a Bachelor of Pharmacy from Sydney University and a MBA from Rutgers University.

Terrance J. Bruggeman

          Mr. Bruggeman has been our Executive Chairman and a Director since January 2005. Prior to joining us, From 2002 to 2005, Mr. Bruggeman was Chairman, President and Chief Executive Officer of Aspetuck Capital Partners, Inc., a strategic consulting and interim management firm focused on development stage business. He was President and Chief Executive Officer of SureBeam Corporation, supplier of electron beam food safety systems from 2003 to 2004 (SureBeam filed for Chapter 7 liquidation in January, 2004) and from 1999 to 2002 was Chairman, President and Chief Executive Officer of Provasis Therapeutics, Inc., a medical device company treating vascular diseases. He was Chairman, President and Chief Executive Officer of Diversa Corporation, an entity discovering, developing and optimizing novel enzymes and other bioactive compounds for use in industrial agricultural and pharmaceutical application from 1996 to 1999. Mr. Bruggeman is an Advisor Director of InnerTalent, Inc., Chairman of Advanced Cardiovascular Devices, LLC, and an Adviser Director at the College of Business, California State University, San Marcos. Mr. Bruggeman is a member of the Board of Directors of the Burnham Institute for Medical Research, BIOCOM and The Lincoln Park Zoological Society. Mr. Bruggeman has his BA from the University of Notre Dame and attended the MBA program at the University of Chicago.

Jeffrey B. Davis

          Mr. Davis has been a director of ours since August 2005 and serves as Chair of the Compensation Committee and a member of the Audit Committee.  Since 1997, Mr. Davis has been President of SCO Financial Group LLC and SCO Securities LLC. SCO is a life sciences merchant banking group. Mr. Davis is a member of the Board of Directors of Virium Pharmaceuticals, Inc. Mr. Davis has a BS from Boston University and an MBA from the Wharton School of the University of Pennsylvania.  Mr. Davis is a director of Virium Pharmaceuticals, Inc. which has sublicensed rights to co-develop PB to us, and he is a principal of SCO Securities LLC, which provides certain financial advisory services to us.

Agamemnon A. Epenetos

          Professor Epenetos is our founder and has been our Chief Executive Officer and a Director since April 2001 and President since September 2005. From 1990 to 2001 he was Chairman (1990-1996) and Chief Scientific Officer (1997-2001) of Antisoma plc, a biotechnology company focused on the development of oncology drugs.

Professor Epenetos is a member of the Board of Directors and Chairman of Alexis Biotech Ltd, Trojantec Ltd, and Lifeline Biotech Ltd.  He is a medical oncologist at St. Bartholomew’s Hospital and a consultant in clinical oncology at The Harley Street Cancer Clinic. He is a visiting Professor at Imperial College and the School of Pharmacy, University of London. Professor Epenetos holds a medical degree (MB, ChB) from Glasgow University and a PhD from University College London.

John R. Gibson

          Dr. Gibson has been a director of ours since May 2005 and serves as a member of the Compensation and Nominating and Corporate Governance Committees. Dr. Gibson has been Senior Vice President, Global Development for Allergan, Inc., a leading pharmaceutical company, since 1993. Dr. Gibson is a member of the Board of Directors of the British American Business Council, Orange County. Dr. Gibson holds his medical degree (MB, ChB) from Glasgow University.

David W. Kramer

          Mr. Kramer has been our Chief Financial Officer, Treasurer and Secretary since August 2005. Prior to joining us, Mr. Kramer managed David W. Kramer Management Consulting, a financial and board advisory firm serving early stage technology companies.  From 2002 to 2003, he was Chief Financial Officer of Anadys Pharmaceuticals, Inc., a biotechnology company developing anti-viral and anti-bacterial drugs.  From 1990 to 2001, Mr. Kramer served as Vice President, Finance and Chief Financial Officer of Gen-Probe Incorporated, a biotechnology company developing, manufacturing and marketing diagnostics products.  Mr. Kramer holds a BA cum laude from Yale University and an MBA from the Harvard Graduate School of Business.

Kathleen H. Van Sleen

          Ms. Van Sleen joined us as a director in August 2005 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee and Compensation Committee.  Ms. Van Sleen is Vice President Finance for NuVida Ventures, LLC, a real estate investment firm. From 1999 to 2005, Ms. Van Sleen served as interim Chief Financial Officer for a number of emerging growth companies.  From 1996 to 1999, she was Senior Vice President-Finance and Administration, Chief Financial Officer of Diversa Corporation, an entity discovering, developing and optimizing novel enzymes and other bioactive compounds for use in industrial agricultural and pharmaceutical application.  Ms. Van Sleen holds a BS from George Mason University, an MBA from Marymount University and an MA from Alliant International University.

Board of Directors and Committees of the Board of Directors

          All of our directors hold office until the next annual meeting of our stockholders or until they resign or are removed from office in accordance with our bylaws.

          From time to time the Board appoints and empowers committees to carry out specific functions on behalf of the board.  The following describes the current committees of the board and their members:

Audit Committee

          The members of our audit committee are Kathleen H. Van Sleen, Chair, Michael R.D. Ashton and Jeffrey B. Davis.  Ms. Van Sleen is our audit committee financial expert.  Ms. Van Sleen is “independent” as defined in the National Association of Securities Dealers Listed Company Manual.

          The principal functions of the audit committee are to appoint, compensate and oversee the independent publicly registered auditors; to review and approve annual and quarterly financial statements and all legally required public disclosure documents containing financial information about us; to review and approve the adequacy of internal accounting controls and the quality of financial reporting procedures and systems; to examine the presentation and impact of key financial and other significant risks that may be material to our financial reporting; and to review and approve the nature and scope of the annual audit and review the results of the external auditor’s examination.  The audit committee reports its findings with respect to such matters to the board of directors.

Corporate Governance and Nominating Committee

          The members of our corporate governance and nominating committee are Michael R.D. Ashton, Chair, John R. Gibson and Kathleen H. Van Sleen.

          The mandate of our corporate governance and nominating committee is to develop and monitor our system of corporate governance in the context of the rules and regulations promulgated by the Securities and Exchange Commission, including reviewing the mandate of the board of directors and its committees; periodically reviewing and evaluating the performance of all directors, committees and the board as a whole; selecting new candidates for board memberships, making recommendations to the board and ensuring that appropriate orientation and education programs are available for new board members; establishing procedures to ensure that the board may meet independent of management and reviewing annually the membership and chairs of all committees.

Compensation Committee

          The members of the our compensation committee are Jeffrey B. Davis, Chair, Michael R. D. Ashton, John R. Gibson and Kathleen H. Van Sleen.

          The mandate of the compensation committee is to establish and monitor our policies for attracting, retaining, developing and motivating senior employees.  The compensation policies are designed to support our strategic objectives, ensure that incentive programs are designed to motivate senior managers to achieve or exceed corporate objectives and to enhance shareholder value and to ensure that there is reasonable consistency in the application of the compensation policies.  The compensation committee’s responsibilities include reviewing annually the performance of the Chief Executive Officer (or more frequently if deemed necessary by the Compensation Committee), setting the Chief Executive Officer’s compensation and, in consultation with the Chief Executive Officer, establishing his personal objectives, reviewing the performance and approving the compensation of executive officers on the recommendation of the Chief Executive Officer, establishing incentive compensation programs and monitoring their effectiveness and developing and documenting the compensation policy and philosophy for approval by our board of directors.

EXECUTIVE COMPENSATION

          Since September 2005, the compensation payable to our executive officers has been established by the Compensation Committee, no member of which is or has been an executive officer of ours.  The following table sets forth a summary of the compensation paid during the last three fiscal years to our executive officers serving as of April 30, 2005 for services rendered to us during such period and whose salaries plus bonus exceeded $100,000 (the “Named Executive Officers”):

Summary Compensation Table

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation Awards

		Salary	Bonus	Other Annual Compensation	Securities Underlying Options (#)

Agamemnon A. Epenetos,	2005	$ 157,573	—	$ 181,371(2)	—
Chief Executive Officer	2004	—	—	—	—
and President	2003	—	—	—	—

Terrance J. Bruggeman,	2005	—(1)	—	—	438,018
Executive Chairman	2004	—	—	—	—
	2003	—	—	—	—

(1)  For the year ended April 30, 2005 Mr. Bruggeman, pursuant to a Service Agreement dated January 2005, is to receive $50,000 ($90,000 as of August 2005) which amount was paid to Mr. Bruggeman as a bonus (on the closing of Series A Preferred Stock). Mr. Bruggeman’s Service Agreement was terminated with the closing of the Share Exchange with Bridge Oncology in August 2005 and was replaced by an Executive Employment Agreement in January 2006.

(2) Resulting from the transfer of common shares from a former director to Dr. Epenetos for nominal consideration.

Option Grants in Last Fiscal Year

          The following table sets forth information concerning options to purchase shares of common stock granted during the fiscal year ended April 30, 2005 to the Named Executive Officers.  The percentage of total options granted to our Named Executive Officers in the last fiscal year is based on options to purchase an aggregate of 452,619 shares of our common stock granted to employees in such fiscal year.

Name	Number of Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($ per Share)	Expiration Date

Terrance J. Bruggeman	438,018	96.77%	$ 1.232828	December 1, 2014

Aggregated Option Exercises in Last Fiscal Year and Last Fiscal Year-End Option Values

          None of the Named Executive Officers has exercised any of the options granted to them.

          The following table shows the number of options to purchase common stock held by the Named Executive Officers and the value of the unexercised in-the-money options of such person as of April 30, 2005.

	Number of Securities Underlying Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Terrance J. Bruggeman	438,018	—	$ -0-	—

2005 Equity Incentive Plan

          We adopted a stock option plan (the “2005 Equity Incentive Plan”) on June 29, 2005, which was subsequently ratified by our stockholders on August 22, 2005.  On October 12, 2005 our Board of Directors amended the 2005 Equity Incentive Plan to increase the number of shares reserved for issuance to 8,000,000 shares of our common stock.  On October 19, 2005, our stockholders approved the amendment to the 2005 Equity Incentive Plan.

          Under the Equity Incentive Plan, options to purchase common stock may, from time to time, be granted to directors, officers, employees and service providers of ours.  The exercise price for any options granted under the Equity Incentive Plan will not be less than the current market price of the common stock at the time of grant.  The maximum term of each option is ten years, and options granted under the Equity Incentive Plan are non-transferable and subject to early termination in the event of the death of the optionee or the optionee ceasing to be a director, officer, employee of ours or a service provider to us or any applicable subsidiary.

Stock Options Outstanding

          Options in respect of 2,204,701 shares of common stock were granted in the fiscal year ended April 30, 2005 under the Share Option Plan of the Company’s predecessor company, Somanta Limited.  Since the end of the fiscal year ended April 30, 2005, 1,773,170 options were granted and 146,007 options were forfeited.  As of January 31, 2006 we had 3,831,864 options outstanding under our 2005 Equity Incentive Plan and 4,168,136 shares available for future option grants under our 2005 Equity Incentive Plan.  The exercise price of such options is between $.60 and $1.232828.

          The following table contains information regarding the outstanding options to acquire common stock granted by us to former and current officers, directors and employees as of January 31, 2006:

Name	Number of Shares of Common Stock Underlying Options Granted	Exercise Price

Directors and former directors (10) (Including officers):
Agamemnon A. Epenetos	625,000	$.60
Terrance J. Bruggeman	1,013,338	$.60 to $1.232828
Michael R. D. Ashton	134,584	$.60 to $1.232828
Jeffrey B. Davis	27,500	$.60
John R. Gibson	448,614	$.60 to $1.232828
Kathleen H. Van Sleen	30,000	$.60
Roger Camrass	36,501	$ 1.232828
Brian J. Coffey	36,501	$ 1.232828
Balbir Brar	438,017	$ 1,232828
Duncan Merritt	146,006	$ 1.232828

Current officers (3):
Agamemnon A. Epenetos	625,000	$.60
Terrance J. Bruggeman	1,013,338	$.60 to $1.232828
David W. Kramer	406,670	$.60

Former and current employees, former and current directors (11)	3,342,731	$.60 to $1.232828

Employment Arrangements

          On January 31, 2006, Dr. Epenetos and Mr. Bruggeman entered into employment agreements with us.  Each employment agreement is for a one year term.  Pursuant to these employment agreements, we pay Dr. Epenetos an annual base salary of $275,000 and Mr. Bruggeman an annual base salary of $248,000.  Mr. Bruggeman was paid $144,846 in February 2006 which had been deferred until a certain level of funding was received by us.  Both Dr. Epenetos and Mr. Bruggeman are also entitled to receive annual bonuses and additional stock option grants at the discretion of our board of directors.  In addition, if either Dr. Epenetos or Mr. Bruggeman is terminated for any reason other than for “cause” as defined in their respective agreements or if either of Dr. Epenetos or Mr. Bruggeman resigns for “good reason” as defined in their respective agreements, then we must pay the applicable officer an amount equal to twelve (12) month’s base salary, plus an amount that reflects the annual bonus such officer would have earned in the year such officer is so terminated or so resigns, and each of their respective unvested stock options shall automatically accelerate and become immediately exercisable.

          On January 31, 2006, Mr. Kramer entered into an employment agreement with us.  Pursuant to this agreement, we pay Mr. Kramer an annual base salary of $215,000.  Mr. Kramer was paid $46,859 in February 2006 which had been deferred until a certain level of funding was received by us.  Mr. Kramer is also entitled to receive an annual bonus and additional stock option grants at the discretion of our board of directors.  In addition, if, after serving a minimum of six months with us, Mr. Kramer is terminated:  (i) without “cause,” as defined in his agreement, (ii) for reasons due to “change of control,” as defined in his agreement, (iii) a change of management, as defined in his agreement, or (iv) other non-performance related issues, we must pay Mr. Kramer an amount equal to six months of this base salary in one lump sum.

          One of our former directors and a current consultant, Balbir S. Brar, DVM, PhD, resigned in August 2005 in connection with the closing of the Share Exchange Agreement with Bridge Oncology. Under a Service Agreement dated October 2004, Dr. Brar was entitled to receive $1,000 monthly.  In July 2005, Dr. Brar entered into a Consulting Agreement with us which terminated, replaced and superseded the October 2004 Service Agreement.  The July 2005 Consulting Agreement provided that we pay Dr. Brar $5,000 per month up to a total of $30,000 plus a bonus of $8,000, which payment was deferred until a certain level of funding was received by us.  We paid the total amount due under the July 2005 Consulting Agreement to Dr. Brar in February 2006.  In addition in 2004, Dr. Brar was awarded options to purchase 438,017 shares of our common stock at an exercise price of $1.232828 per share.  All of such options are fully vested.  In February 2006, we terminated the July 2005 Consulting Agreement with Dr. Brar.

          Our former Chief Financial Officer, Duncan Merritt, resigned in August 2005 in connection with the closing of the Share Exchange Agreement with Bridge Oncology.  Under a Service Agreement dated August 2004, Mr. Merritt is entitled to receive $30,000 which payment was deferred until a certain level of funding was received by us.  We paid this amount to Mr. Merritt in February 2006.  In addition in 2004, Mr. Merritt was awarded options to purchase 146,006 shares of our common stock at an exercise price of $1.232828 per share. All of such options are fully vested.  In January 2006, Mr. Merritt entered into a consulting arrangement with us pursuant to which we pay Mr. Merritt $5,000 per month retroactive to June 1, 2005.

Services Agreements

          We have also entered into a Services Agreement with Pharma Consultancy Limited, a UK company controlled by Luiz Porto, one of our stockholders, pursuant to which we pay Dr. Porto approximately $278,000 per year, for services rendered by Dr. Porto to us as an independent consultant in connection with the clinical development of our products.

Compensation of Directors

          Our directors who are not full-time employees are entitled to receive a fee of $2,000 per meeting, including committee meetings that they attend, plus reasonable out of pocket expenses.  In addition, beginning in September 2005, the non-employee directors receive an initial stock option to purchase 25,000 shares of our common stock and an annual award of an option to purchase an additional 20,000 shares of common stock.  Further, the Chair of our Audit Committee is granted an additional option to purchase 5,000 shares of our common stock each year, and the Chair of the Compensation Committee and the Chair of the Nominating and Governance Committee are each granted an additional option to purchase 2,500 shares our common stock each year. All director option grants vest quarterly over two years.

          In November 2005, we granted options to purchase:  (i) 27,500 shares of our common stock to Jeffrey B. Davis, and (ii) 30,000 shares of our common stock to Kathleen Van Sleen in accordance with the foregoing policy.  Each such option vests over a period of two years and has an exercise price of $0.60.

          In addition, in November, 2005, we granted options to purchase (i) 25,080 shares of our common stock to Michael R. D. Ashton, and (ii) 83,600 shares of our common stock to John R. Gibson in consideration for past services to us.  Each such option vests over a period of two years and has an exercise price of $0.60.

          Prior to September 2005, director option grants were individually negotiated.  In 2004, we awarded Dr. Gibson an option to purchase 365,014 shares of our common stock at an exercise price of $1.232828 per share and Mr. Ashton was granted an option to purchase 73,003 shares of our common stock at an exercise price of $1.232828 per share for their services as directors through April 30, 2006.  All of these options are fully vested. In addition in September 2005, the Company granted Mr. Ashton an option to purchase an additional 36,501 shares of our common stock at $1.232828 per share which will vest in September 2006.

Indemnification

          Our certificate of incorporation and bylaws include provisions that allow us to indemnify our directors and officers for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in our best interests and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

          In addition, we have entered into indemnification agreements with certain of our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of our or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          We also maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Agamemnon Epenetos, our President and Chief Executive Officer, loaned money to the Company in 2003 and 2004 in the aggregate amount of $86,049 without interest. This loan was repaid in the amount of $81,000 in February 2006 as payment in full for such loan in accordance with the terms of the Share Exchange Agreement.  In addition, Dr. Epenetos entered into an office lease on May 15, 2005 in London, England.  We pay the rent and other occupancy costs on this space which are used principally for our activities.  In connection with the Share Exchange Agreement, Dr. Epenetos agreed to indemnify us, for a period of six years from the closing of the Share Exchange for any breach or inaccuracy of the representations related to the capitalization of Somanta Limited.

          Jeffrey B. Davis, one of our directors, is the managing member of Lake End.  Lake End is the beneficial owner of more than 5% of our outstanding common stock. Mr. Davis is also a director of Virium Pharmaceuticals, Inc., with whom we have entered into an exclusive co-development and sublicense agreement relating to PB for use outside the U.S. and Canada. Virium Pharmaceuticals, Inc. (“Virium”) has entered into an exclusive Patent Licensing Agreement with the United States Public Health Service (“PHS”) for the use of PB in the treatment of cancer, anemia and AIDS.

          Balbir Brar, DVM, PhD, our former consultant and a former member of the Board of Somanta Limited from August 2005 to August 2005, is a principal owner of Advanced Cardiovascular Devices, LLC, which is the worldwide, exclusive licensee of Alchemix for use in the field of vascular diseases. Terrance J. Bruggeman, our Executive Chairman, serves as a Chairman of the Advisor Board of Advanced Cardiovascular Devices, LLC.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

          As of January 31, 2006, we had 14,274,534 shares of common stock issued and outstanding. The following table sets forth as of January 31, 2006, the number of shares of common stock owned of record and beneficially by our current executive officers, directors, persons who hold 5% or more of the outstanding common stock of the Company and by current officers and directors as a group.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a “beneficial owner” of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within sixty (60) days, such as warrants or options to purchase shares of our common stock.

Class	Name and Address Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class Beneficially Owned

Executive Officers and Directors:
—	Agamemnon A. Epenetos 80 Harley Street, London, England	—(1)	—

Common	Terrance J. Bruggeman 19200 Von Karman Ave, Suite 400, Irvine, CA	438,018(2)	2.98%

Common Preferred	Jeffrey B. Davis 33 Tall Oak Drive, Summit, NJ	1,508,198(3) 25	9.99% 4.22%

Common	John R. Gibson 19200 Von Karman Ave, Suite 400, Irvine, CA	474,018(4)	3.24%

Common	Michael R. D. Ashton 19200 Von Karman Ave, Suite 400, Irvine, CA	76,138(5)	*

—	Kathleen H. Van Sleen 19200 Von Karman Ave, Suite 400, Irvine, CA	—	—

—	David W. Kramer 19200 Von Karman Ave, Suite 400, Irvine, CA	—	—

Common	All Officers & Directors as a Group (7 persons)	988,174(6)	6.52%

5% Stockholders:

Common	Walbrook Trustees (Jersey Ltd. REK33) PO Box 248, Lord Coutanche House, 66-68 Esplanade St. Helier, Jersey JE4 5PS, Channel Islands	3,869,152(7)	27.11%

Common Preferred	SCO Capital Partners LLC 1285 Avenue of the Americans, 35th Floor, New York, NY	15,691,785(8) 328.6318	65.52% 55.45%

Common Preferred	Alpha Capital AG Pradafant 7 Furestentums 9490, Vaduz, Liechtenstein	1,000,000(9) 40	6.55% 6.75%

Common Preferred	Whalehaven Capital Fund Limited 14 Par-La-Ville Road, 3rd Floor, Hamilton HM08 Bermuda	1,613,338(10) 75	9.99% 12.66%

Common Preferred	XMark Opportunity Fund Ltd. 301 Tresser Blvd., Suite 1320, Stamford, CT	1,675,775(11) 100 (12)	9.99% 16.87%

Common Preferred	XMark Opportunity Fund, L.P. 301 Tresser Blvd., Suite 1320, Stamford, CT	1,675,775(11) 100 (12)	9.99% 16.87%

Common Preferred	XMark Jr Investment Partners, LLC 301 Tresser Blvd., Suite 1320, Stamford, CT	1,675,775(11) 100 (12)	9.99% 16.87%

*	less than 1%

(1)

Dr. Epenetos is a beneficiary of Walbrook Trustees (Jersey Ltd. REK33) (“Walbrook Trustees”), PO Box 248, Lord Coutanche House, 66-68 Esplanade St. Helier, Jersey JE4 5PS, Channel Islands.  Walbrook Trustees holds 3,869,152 shares of our common stock; however, Dr. Epenetos has no voting or dispositive power with respect to such shares.

(2)	Consists of shares issuable upon exercise of options that are exercisable within 60 days of January 31, 2006.

(3)

Consists of (i) 786,500 shares of our common stock held by Lake End Capital, LLC (“Lake End”); (ii)  25 shares of Series A Preferred Stock, with such shares of Series A Preferred Stock being initially convertible into 416,667 shares of our common stock, held by Lake End; (iii)  an immediately exercisable Series A Warrant to purchase 208,333 shares of our common stock at $0.75 per share, held by Lake End; and (iv) a PA Warrant to purchase 197,544 shares of our common stock at $0.60 per share assigned to Lake End by SCO Securities, LLC.  Pursuant to the terms of the Certificate of Designations for the Series A Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by Lake End upon any conversion of Series A Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of Series A Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by Lake End and any other persons or entities whose beneficial ownership of common stock would be aggregated with Lake End’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  In addition, all of the warrants held by Lake End also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by Lake End upon exercise of such warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by Lake End and any other persons or entities whose beneficial ownership of common stock would be aggregated with Lake End’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  Accordingly, the numbers in the table reflect only the shares of our common stock that Lake End is entitled to acquire on less than 61 days notice.  Without the 9.99% beneficial ownership cap, Lake End would beneficially own 1,609,044 shares of our common stock. Lake End is the record owner of the securities listed in the table.  Mr. Jeffrey Davis, as managing member of Lake End, has sole dispositive and voting power with respect to all shares held of record by Lake End.

(4)	Consists of (i) 98,554 shares of our common stock held by Dr. Gibson and (ii) 375,464 shares issuable upon exercise of options that are exercisable within 60 days of January 31, 2006.

(5)	Consists of shares issuable upon the exercise of options that are exercisable within 60 days of January 31, 2006.

(6)	Excludes the shares for which Mr. Davis disclaims beneficial ownership.

(7)	Consists of 3,869,152 held in the name of Walbrook Trustees of which Dr. Epenetos is a beneficiary. Dr. Epenetos has no voting or dispositive power with respect to such shares.

(8)

Consists of (i) 6,016,725 shares of our common stock held by SCO Capital; (ii) 328.6318 shares of Series A Preferred Stock, with such shares of Series A Preferred Stock being initially convertible into 5,477,196 shares of our common stock, held by SCO Capital; (iii) an immediately exercisable Series A Warrant to purchase 2,738,598 shares of our common stock at $0.75 per share held by SCO Capital; (iv) a seven year warrant to purchase 866,534 shares of common shares at $0.01 per share held by SCO Capital; and (v) a PA Warrant to purchase 592,732 shares of our common stock at $0.60 per share assigned to SCO Capital by SCO Securities, LLC, an affiliate of SCO Capital.  Mr. Rouhandeh, in his capacity as Chairman and sole member of SCO Capital Partners has sole investment and voting power with respect to these shares.  SCO Capital has opted out of the beneficial ownership cap applicable to holders of shares of our Series A Preferred Stock, Series A Warrants and PA Warrants.

(9)

Consists of 40 shares of Series A Preferred Stock acquired by Alpha Capital AG (“Alpha”) on January 31, 2006, with such shares being initially convertible into 666,667 shares of our common stock.  Alpha also acquired an immediately exercisable Series A Warrant to purchase 333,333 shares of our common stock at $0.75 per share in connection with the acquisition of the Series A Preferred Stock.

(10)

Consists of 75 shares of Series A Preferred Stock acquired by Whalehaven Capital Fund Limited (“Whalehaven”) on January 31, 2006, with such shares being initially convertible into 1,250,000 shares of our common stock.  Whalehaven also acquired an immediately exercisable Series A Warrant to purchase 625,000 shares of our common stock at $0.75 per share in connection with the acquisition of the Series A Preferred Stock.  Pursuant to the terms of the Certificate of Designations for the Series A Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by Whalehaven upon any conversion of Series A Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of Series A Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by Whalehaven and any other persons or entities whose beneficial ownership of common stock would be aggregated with Whalehaven’s for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  In addition, all of the warrants held by Whalehaven also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by Whalehaven upon exercise of such warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by Whalehaven and any other persons or entities whose beneficial ownership of common stock would be aggregated with Whalehaven’s for purposes of the Exchange Act of 1934 does not exceed 9.99% of the total number of shares of our common stock then outstanding.  Accordingly, the numbers in the table reflect only the shares of our common stock that Whalehaven is entitled to acquire on less than 61 days notice. Without the 9.99% beneficial ownership cap, Whalehaven would beneficially own 1,875,000 shares of our common stock.

(11)

Consists of (i) 41.25 shares of Series A Preferred Stock acquired by XMark Opportunity Fund Ltd. (“XMark Ltd.”), an affiliate of XMark L.P. and XMark Jr., on January 31, 2006, with such shares being initially convertible into 687,500 shares of our common stock; (ii) an immediately exercisable Series A Warrant to purchase 343,750 shares of our common stock at $0.75 per held by XMark Ltd.; (iii) 33.75 shares of Series A Preferred Stock acquired by XMark Opportunity Fund, L.P. (“XMark L.P.”), an affiliate of XMark Ltd. and XMark Jr., on January 31, 2006, with such shares being initially convertible into 562,500 shares of our common stock; (iv) an immediately exercisable Series A Warrant to purchase 281,250 shares of our common stock at $0.75 per share held by XMark L.P.; (v) 25 shares of Series A Preferred Stock acquired by XMark Jr Investment Partners, LLC (“XMark Jr”), an affiliate of XMark Ltd. and XMa rk L.P., o n January 31, 2006, with such shares being initially convertible into 416,667 shares of our common stock; and (vi) an immediately exercisable Series A Warrant to purchase 208,333 shares of our common stock at $0.75 per share held by XMark Jr.  Mitchell Kaye is the Chief Investment Officer of each of XMark Ltd., Xmark L.P. and XMark Jr.  Pursuant to the terms of the Certificate of Designations for the Series A Preferred Stock, the number of shares of our common stock that may be acquired on less than 61 days notice by any of the XMark entities upon any conversion of Series A Preferred Stock or the number of shares of our common stock that shall be entitled to voting rights upon any conversion of Series A Preferred Stock is limited, to the extent necessary, to ensure that following such conversion, the number of shares of our common stock then beneficially owned by any of the XMark entities and any other persons or entities whose beneficial ownership of common stock would be aggregated with any of the XMark entities’ for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  In addition, all of the warrants held by the XMark entities also provide that the number of shares of our common stock that may be acquired on less than 61 days notice by any of the XMark entities upon exercise of such warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of our common stock then beneficially owned by any of the XMark entities and any other persons or entities whose beneficial ownership of common stock would be aggregated with any of the XMark entities’ for purposes of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding.  Accordingly, the numbers in the table reflect only the shares of our common stock that any of the XMark entities is entitled to acquire on less than 61 days notice. Without the 9.99% beneficial ownership cap, the XMark entities would beneficially own 2,500,000 shares of our common stock.

(12)

Consists of (i) 41.25 shares of Series A Preferred Stock acquired by XMark Ltd.; (ii) 33.75 shares of Series A Preferred Stock acquired by XMark L.P.; and (iii) 25 shares of Series A Preferred Stock acquired by XMark Jr.

Change in Control

          In connection with the Private Placement, SCO Capital acquired control of us from the former holders of Somanta capital stock.  In the Private Placement, SCO Capital acquired 328.6318 shares of our Series A Preferred Stock.  Each share of Series A Preferred Stock is convertible at the option of the holder into 16,666.67 shares our common stock.  SCO Capital was also issued a Series A Warrant to purchase 2,738,598 shares of our common stock at $0.75 per share which is immediately exercisable for a period of six years.  In addition, SCO Capital previously owned 6,016,725 shares of our common stock and a warrant to purchase 866,534 shares of our common stock at an exercise price of $0.01 per share which is immediately exercisable for a period of seven years.  An affiliate of SCO Capital also assigned a portion of a PA Warrant to SCO Capital on February 8, 2006.  The portion of the PA Warrant assigned to SCO Capital grants them a warrant to purchase 592,732 shares of our common stock at $0.60 per share which is immediately exercisable for a period of six years.  Therefore, SCO Capital beneficially owns 15,691,785 shares of our common stock, or approximately 65.52% of our outstanding common stock.

DESCRIPTION OF SECURITIES

          Somanta Pharmaceuticals, Inc.’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 20,000,000 shares of preferred stock, $0.001 par value, 2,000 of which have been designated Series A Convertible Preferred Stock. The following summary is qualified in its entirety by reference to Somanta Pharmaceuticals, Inc.’s certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the SEC and are incorporated herein by this reference.

Common Stock

          As of January 31, 2006, there were 14,274,534 shares of common stock outstanding that were held of record by 712 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

          As of January 31, 2006, there were 592.6318 shares of our Series A Convertible Preferred Stock (the “Series A Preferred”) outstanding held of record by nine stockholders.

          Dividends accrue on our Series A Preferred Stock at a rate of 8% per annum and are payable semi-annually in cash or in shares of our common stock.

          In the event of our liquidation or winding up, the holders of our Series A Preferred shall be entitled to receive, in preference to the holders of our common stock, an amount per share equal to the greater of:  (i) $10,000 per share, plus all accumulated but unpaid dividends, or (ii) the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common held by each holder assuming conversion of all Series A Convertible Preferred Stock (the “Liquidation Preference”).  If the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then all of our assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferr ed in proportion to the preferential amount each such holder is otherwise entitled to receive.  A change of control transaction is not deemed to be a liquidation event for purposes of our Series A Preferred Stock.

          The Series A Preferred is convertible into our common stock at any time, at the sole option of each holder.  The conversion ratio is determined by dividing the Liquidation Preference, plus accrued but unpaid dividends by the then-current conversion value for the Series A Preferred.  The initial conversion value for the Series A Preferred is $0.60 per share (the “Conversion Value”).

          We may cause the holders of the Series A Preferred to convert their shares of Series A Preferred into common stock at the then in effect Conversion Value if there is an effective registration statement on file with the SEC covering the shares of common stock issuable upon such conversion and either (i) the daily market price of our common stock is $5.00 (subject to adjustment for stock splits, etc.) or more and has been at or above such price for thirty (30) of the immediately preceding sixty (60) consecutive days and the volume of the common stock on each such trading day is not less than 100,000 shares, or (ii) we consummate a sale of common stock in a firm commitment underwritten public offering in which the price per shares is at least 200% of the then in effect Conversion Value and the aggregate gross proceeds to us are greater than $25,000,000.

          In addition, the Series A Preferred automatically converts into our common stock at the then in effect Conversion Value upon the occurrence of a change in control transaction in which the consideration per share received by the holders of common stock is an amount not less than 100% of the Conversion Value, plus the quotient of (i) the amount of accrued but unpaid dividends per share of the Series A Preferred divided by (ii) the number of shares of common stock into which one share of Series A Preferred is then convertible.  If the consideration to be paid to the holders of the common stock is less than the foregoing amount, then the acquiring entity must assume the Series A Preferred.

          The holders of the Series A Preferred also have the right to purchase their pro rata share of any equity securities sold by us in the future subject to standard and customary exclusions.

          The Conversion Value of the Series A Preferred is subject to adjustment if we sell shares of equity securities at a purchase price less than the then-effective Conversion Value for the Series A Preferred, subject to certain standard and customary exceptions.

          There shall also be a proportional adjustment to the Conversion Value in the event of stock splits, stock dividends, recapitalizations, combinations and the like.

          A holder of Series A Preferred shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A Preferred held by such holder.  The Series A Preferred shall initially be entitled to one vote per share (on an as-if-converted basis).  Except as otherwise provided, the Series A Preferred and the common stock shall vote together on all other matters.

          The number of shares of our common stock that may be acquired by any holder of Series A Preferred Stock upon conversion, and the number of shares of Series A Preferred Stock that shall be entitled to voting rights, shall be limited to the extent necessary to insure that, following such conversion (or deemed conversion for voting purposes), the number of shares of our common stock then beneficially owned by such holder and its affiliates does not exceed 9.99% of the total number of shares of our common stock then issued and outstanding (the “Beneficial Ownership Cap”).  Notwithstanding the foregoing, any holder of Series A Preferred Stock shall have the right prior to the date the shares of Series A Preferred Stock are issued, upon written notice to us, or after the date the shares of Series A Preferred Stock are issued upon (a) 61 days prior written notice to us or (b) upon a chan ge of control the terms of which require the conversion of the Series A Preferred Stock into common stock, to choose not to be governed by the Beneficial Ownership Cap.

          As long as any shares of the Series A Preferred remain outstanding, the consent of the holders of a majority of such Series A Preferred will be required in respect of the following actions:  (1) any amendment, alteration or repeal of any of the provisions of the certificate of designations of the Series A Preferred, (2) any amendment, alteration or repeal of our certificate of incorporation or bylaws in a manner that would adversely affect the rights of the holders of the Series A Preferred, (3) the authorization or creation of any stock or other security ranking in terms of liquidation preference, redemption rights or dividend rights pari passu or superior to the Series A Preferred, (4) any redemption, purchase or other acquisition of capital stock other than specified permitted repurchases, or (5) the declaration or payment of any dividend or other distribution with respect to any of our capital stock other than a dividend or distribution on the Series A Preferred.

LEGAL MATTERS

          The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

EXPERTS

          Our consolidated financial statements appearing in this prospectus and registration statement have been audited by Stonefield Josephson, Inc., independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority if said firm as experts in auditing and accounting.

          The financial statements of Bridge Oncology Products, Inc. appearing in this prospectus and registration statement have been audited by Cole, Samsel & Bernstein, LLC, independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority if said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the SEC a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

          You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the SEC, including our registration statement, are also available to you on the SEC’s Web site, http://www.sec.gov.

          We are subject to the information and reporting requirements of the Securities Exchange Act, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the SEC.

          You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.

INDEX TO FINANCIAL STATEMENTS

Page

Financial Statements of Somanta Incorporated

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheet as of April 30, 2005	F-3
Consolidated Balance Sheet as of October 31, 2005 (Unaudited)	F-4
Consolidated Statements of Operations and Comprehensive Loss for the Years Ended April 30, 2005 and 2004 and for the period from inception (April 19, 2001) to April 30, 2005	F-5
Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended October 31, 2005 and 2004 and for the period from inception (April 19, 2001) to October 31, 2005 (Unaudited)	F-6
Consolidated Statement of Stockholders’ Equity from Inception (April 19, 2001) to April 30, 2005 (Audited) and to October 31, 2005 (Unaudited)	F-7
Consolidated Statements of Cash Flows for the Years Ended April 30, 2005 and 2004 and for the period from inception (April 19, 2001) to April 30, 2005	F-8
Consolidated Statements of Cash Flows for the Six Months Ended October 31, 2005 and 2004 and for the period from inception (April 19, 2001) to October 31, 2005 (Unaudited)	F-9
Notes to Consolidated Financial Statements	F-10

Financial Statements of Bridge Oncology Products, Inc.

Independent Auditors’ Report	F-31

Balance Sheet as of June 30, 2005	F-32

Statements of Income (Loss) for period of Inception (February 10, 2005) to June 2005	F-33

Statement of Cash Flows for period of Inception (February 10, 2005) to June 2005	F-34

Notes to Financial Statements	F-35

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Somanta Incorporated
Irvine, California

We have audited the accompanying consolidated balance sheet of Somanta Incorporated, formerly and Somanta Limited (a development stage company) as of April 30, 2005, and the related consolidated statements of operations and consolidated stockholders’ deficit and consolidated cash flows for the years ended April 30, 2005 and 2004, and for the period from inception of operations (April 19, 2001) to April 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Somanta Incorporated as of April 30, 2005, and the results of its operations and its cash flows for the years ended April 30, 2005 and 2004, and for the period from inception of operations (April 19, 2001)  to April 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating losses, negative working capital and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.

CERTIFIED PUBLIC ACCOUNTANTS
Irvine, California
January 31, 2006

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Balance Sheet
April 30, 2005

Assets
Current assets:
Cash	$102,885
VAT Receivable	63,580
Prepaid expenses	8,909

Total current assets	175,374

Office equipment, net of accumulated depreciation of $36	3,505

$178,879

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$66,932
Accrued expenses	53,095
Accrued research and development expenses	122,205
Due to officer	49,893
Loan payable - officer	86,049

Total current liabilities	378,174

Stockholders’ deficit
Preferred stock, $.01 par value, 10,000 shares authorized, none issued and outstanding	—
Common stock, $.01 par value, 15,730,000 shares authorized, 5,816,515 shares issued and outstanding	58,165
Additional paid in capital	1,539,667
Shares to be issued	5,465
Deferred equity-based expense	(562)
Accumulated other comprehensive loss-foreign currency translation adjustment	(25,931)
Deficit accumulated during development stage	(1,776,100)

Total stockholders’ deficit	(199,296)

$178,879

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Balance Sheet
October 31, 2005 (Unaudited)

Assets
Current assets:
Cash	$12,748
VAT Receivable	3,612
Restricted Funds	150,220
Debt issuance costs	80,000
Prepaid expenses	42,129

Total current assets	288,709

Office equipment, net of accumulated depreciation of $413	3,128

Other assets:
Deposits	2,700

$294,537

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$288,421
Accrued expenses	234,119
Accrued research and development expenses	156,490
Due to officer and related party	274,370
Loan payable - officer	81,000
Convertible note payable - related party	1,000,000
Deferred Revenue	9,286

Total current liabilities	2,043,686
Stockholders’ deficit
Preferred stock, $.01 par value, 10,000 shares authorized, none issued and outstanding	—
Common stock, $.01 par value, 15,730,000 shares authorized, 13,697,834 shares issued and outstanding	136,978
Additional paid in capital	1,570,175
Deficit accumulated during development stage	(3,456,302)

Total stockholders’ deficit	(1,749,149)

$294,537

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
Years Ended April 30, 2005 and 2004 and for the Period from Inception of Operations
(April 19, 2001) to April 30, 2005

	Year Ended April 30, 2005	Year Ended April 30, 2004	From Inception of Operations (April 19, 2001) to April 30, 2005

Revenue	$—	$—	$—
Operating Expenses:
General and administrative	(755,255)	(312,055)	(1,225,074)
Research and development	(374,035)	(127,397)	(551,026)

Loss before income taxes	(1,129,290)	(439,453)	(1,776,100)
Income taxes	—	—	—

Net loss	(1,129,290)	(439,453)	(1,776,100)
Other comprehensive loss-foreign currency translation adjustment	(5,719)	(51,651)	(25,931)

Total comprehensive loss	$(1,135,009)	$(491,104)	$(1,802,031)

Net loss per share-basic and diluted	$(0.20)	$(0.09)	$(0.41)

Weighted average number of shares outstanding - basic and diluted	5,576,845	5,118,986	4,295,097

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
Six Months Ended October 31, 2005 and 2004 and for the Period from Inception of Operations
(April 19, 2001) to October 31, 2005 (Unadited)

	Six Months Ended October 31, 2005	Six Months Ended October 31, 2004	From Inception of Operations (April 19, 2001) to October 31, 2005

Revenue	$714	$—	$714
Operating expenses:
General and administrative	(1,412,736)	(282,884)	(2,637,811)
Research and development	(229,464)	(121,870)	(780,489)

Loss from operations	(1,641,486)	(404,754)	(3,417,586)
Other income (expense):
Interest expense	(14,667)	—	(14,667)
Gain on settlement of debts	5,049	—	5,049
Foreign exchange loss	(29,098)	—	(29,098)

Loss before income taxes	(1,680,202)	(404,754)	(3,456,302)
Income taxes	—	—	—

Net loss	(1,680,202)	(404,754)	(3,456,302)
Other comprehensive loss-foreign currency translation adjustment	—	(11,999)	—

Total comprehensive loss	$(1,680,202)	$(416,753)	$(3,456,302)

Net loss per share-basic and diluted	$(0.12)	$(0.07)	$(0.28)

Weighted average number of shares outstanding - basic and diluted	13,697,499	5,447,320	12,332,066

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Statement of Stockholders’ Equity (Deficit)
For the Period from Inception of Operations (April 19, 2001) to April 30, 2005 (Audited) and to October 31, 2005 (Unaudited)

	Common Stock		Additional Paid-in Capital	Shares to be Issued	Subscription Receivable	Deferred Equity- Based Expense	Accumulated Other Comprehensive Loss- Foreign Currency Translation Adjustment	Deficit Accumulated During Development Stage	Total Stockholders’ Equity/(Deficit)

	Shares	Amount

Balance at April 19, 2001 (Inception)
Shares issued for cash at $.0326	4,299,860	$42,999	$96,981	—	$(97,245)	$—	$—	$—	$42,735
Shares issued for services at $.0139	514,674	5,147	7,169			(11,177)			1,139
Amortization of deferred expense						521			521
Comprehensive loss - foreign currency translation adjustment							29,905		29,905
Net loss for the period from inception to April 30, 2002								(95,901)	(95,901)

Balance at April 30, 2002	4,814,533	48,145	104,150	—	(97,245)	(10,656)	29,905	(95,901)	(21,602)
Shares issued for cash at $1.0677	14,601	146	15,444						15,590
Shares issued for services at $.0214	219,010	2,190	2,501			(3,127)			1,564
Amortization of deferred expense						3,808			3,808
Receipt of cash for subscription receivable					91,517				91,517
Comprehensive loss - foreign currency translation adjustment							1,534		1,534
Net loss for the year ended April 30, 2003								(111,456)	(111,456)

Balance at April 30, 2003	5,048,144	50,481	122,095	—	(5,728)	(9,975)	31,439	(207,357)	(19,045)
Shares issued for cash at $1.2479	350,164	3,502	433,485		(81,464)				355,523
Shares issued for services at $1.2587	22,233	222	27,762			(25,216)			2,769
Amortization of deferred expense						7,691			7,691
Exchange for loan payment and compensation			181,371		2,909				184,280
Comprehensive loss - foreign currency translation adjustment							(51,651)		(51,651)
Net loss for the year ended April 30, 2004								(439,453)	(439,453)

Balance at April 30, 2004	5,420,541	54,205	764,713	—	(84,283)	(27,500)	(20,212)	(646,810)	40,113
Shares issued for cash at $1.3218	374,074	3,741	490,703						494,443
Shares issued for services at $1.2308	21,901	219	26,736						26,955
3,650 shares to be issued for service at $1.4973				5,465					5,465
Amortization of deferred expense						26,939			26,939
Receipt of cash for subscription receivable					84,283				84,283
Options issued for services			257,515						257,515
Comprehensive loss - foreign currency translation adjustment							(5,719)		(5,719)
Net loss for the year ended April 30, 2005								(1,129,290)	(1,129,290)

Balance at April 30, 2005	5,816,515	58,165	1,539,667	5,465	—	(562)	(25,931)	(1,776,100)	(199,295)
Write off foreign currency translation adjustment (Unaudited)							25,931		25,931
Shares issued for cash at $1.5656 (Unaudited)	12,669	127	19,707						19,834
Shares issued for prior service (Unaudited)	3,650	37	5,429	(5,465)					—
Amortization of deferred expense (Unaudited)						562			562
Options issued for services (Unaudited)			168,493						168,493
Reverse acquisition between Bridge Oncology & Somanta Limited	7,865,000	78,650	(163,120)				—		(84,470)
Net loss for the period ended October 31, 2005 (Unaudited)								(1,680,202)	(1,680,202)

Balance at October 31, 2005 (Unaudited)	13,697,834	$136,978	$1,570,175	—	$—	$—	$—	$(3,456,302)	$(1,749,149)

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Statements of Cash Flows
Years Ended April 30, 2005 and 2004 and for the Period from Inception of Operations
(April 19, 2001) to April 30, 2005

	Year Ended April 30, 2005	Year Ended April 30, 2004	From Inception of Operations (April 19, 2001) to April 30, 2005

Cash flows provided by (used for) operating activities:
Net loss	$(1,129,290)	$(439,453)	$(1,776,100)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	36	—	36
Amortization of stock based expense	26,939	7,691	38,958
Shares issued for services and compensation	26,955	184,140	213,797
Shares to be issued for services	5,465	—	5,465
Options expense	257,515	—	257,515
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	(41,924)	(18,212)	(60,136)
Prepaid expenses	(8,638)	—	(8,638)
Increase (decrease) in liabilities:
Accounts payable	64,887	—	61,415
Accrued liabilities	117,996	44,532	163,570
Due to officer	48,369	—	48,369

Net cash used for operating activities	(631,690)	(221,302)	(1,055,748)

Cash flows used for investing activities - purchase of equipment	(3,433)	—	(3,433)

Cash flows provided by financing activities:
Loan payable - related party	—	—	79,402
Repayment of loan -related party	—	(7,367)	(7,367)
Proceeds from issuance of stock	494,443	355,523	908,291
Cash received for subscription receivable	84,283	—	175,801

Net cash provided by financing activities	578,726	348,156	1,156,127

Effect of exchange rate changes on cash	8,463	(11,920)	5,938

Increase (decrease) in cash	(47,934)	114,933	102,885
Cash, beginning of year	150,818	35,885	—

Cash, end of year	$102,885	$150,818	$102,885

Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—

Income tax paid	$—	$—	$—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$2,909	$2,909

Issuance of shares for services and compensation	$26,955	$184,140	$213,797

Shares to be issued for services	$5,465	$—	$5,465

Options issued for services	$257,515	$—	$257,515

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and Somanta Limited)
(A Development Stage Company)
Consolidated Statements of Cash Flows
Six Months Ended October 31, 2005 and 2004 and for the Period from Inception of Operations
(April 19, 2001) to October 31, 2005 (Unaudited)

	Six Months Ended October 31, 2005	Six Months Ended October 31, 2004	From Inception of Operations (April 19, 2001) to October 31, 2005

Cash flows provided by (used for) operating activities:
Net loss	$(1,680,202)	$(404,754)	$(3,456,302)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	377	—	413
Amortization of stock based expense	562	13,397	39,520
Gain on settlement of debts	(5,049)	—	(5,049)
Write-off foreign currency translation adjustment	25,931	—	31,870
Shares issued for services and compensation	—	26,955	219,262
Shares to be issued for services	—	5,465	—
Options expense	168,493	41,173	426,008
Changes in assets and liabilities:
(Increase) decrease in assets -
VAT receivable	59,968	(26,595)	(168)
Prepaid expenses	(35,921)	(11,809)	(44,559)
Increase (decrease) in liabilities:
Accounts payable	221,489	56,956	282,904
Accrued liabilities	185,209	(33,811)	348,779
Deferred Revenue	9,286	—	9,286
Due to officer and related party	90,107	—	138,476

Net cash used for operating activities	(959,751)	(333,023)	(2,009,560)

Cash flows used for investing activities:
Restricted Funds	(150,220)	—	(150,220)
Purchase of equipment	—	—	(3,433)

Net cash used for investing activities	(150,220)	—	(153,653)
Cash flows provided by financing activities:
Loan payable - related party	—	—	79,402
Repayment of loan -related party	—	—	(7,367)
Convertible note - related party	1,000,000	—	1,000,000
Proceeds from issuance of stock	19,834	135,273	928,125
Cash received for subscription receivable	—	81,465	175,801

Net cash provided by financing activities	1,019,834	216,737	2,175,960

Effect of exchange rate changes on cash	—	15,574	—

Increase (decrease) in cash	(90,137)	(100,712)	12,748
Cash, beginning of period	102,885	150,818	—

Cash, end of period	$12,748	$50,106	$12,748

		.
Supplemental disclosure of cash flow information:
Interest paid	$—	$—	$—

Income tax paid	$—	$—	$—

Supplemental disclosure of non-cash operating and financing activities:
Loan reduction with shares	$—	$—	$2,909

Issuance of shares for services and compensation	$—	$—	$219,262

Shares to be issued for services	$—	$5,465	$—

Options issued for services	$168,493	$41,173	$426,008

The accompanying notes are an integral part of these financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(1)	Organization and Basis of Presentation:

Description of the Business

Somanta Incorporated (“Somanta” or the “Company”) is a development stage biopharmaceutical company engaged in the development of drugs for the treatment of cancer. The Company has in-licensed five drug development candidates from academic and research institutions in the United States and Europe designed for use in anti-cancer therapy in order to advance them along the regulatory and clinical pathways toward commercial approval. The Company intends to obtain approval from the United States Food and Drug Administration (“FDA”) and from the European Medicines Evaluation Agency (“EMEA”) for the products.

The Company was incorporated as Somantis Limited under the laws of England and Wales on April 19, 2001, changed its name to Somanta Limited on March 14, 2005, and performed business as a United Kingdom entity through the fiscal year ending April 30, 2005. On August 22, 2005, the Company became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation, pursuant to a share exchange with BOPI (see Note 11).  On August 24, 2005, the name of BOPI was changed to Somanta Incorporated.

Somanta is a development stage enterprise since the Company has not generated revenue from the sale of its products, and its efforts have been principally devoted to identification, licensing and clinical development of its products as well as raising capital through April 30, 2005. Accordingly, the financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Interim Financial Statements (Unaudited)

The Company has included the audited financial statements for the period from inception through April 30, 2005, which are those of Somanta Limited (see Note11).  The Company has also included unaudited interim consolidated financial statements for the six month period ended October 31, 2005, which are those of the consolidated entity Somanta Incorporated. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(1)	Organization and Basis of Presentation (Continued):

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included. Operating results for the six months ended October 31, 2005 are not necessarily indicative of the results that may be expected for the full year ending April 30, 2006.

Going Concern

The Company reported a net loss of $1,129,290 for the year ended April 30, 2005 and $1,680,202 for the six month period ended October 31, 2005. The net loss from date of inception, April 19, 2001, through April 30, 2005 and October 31, 2005, totaled $1,776,100 and $3,456,302 respectively. The Company’s operating activities have used cash since its inception. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

Continued operations will depend on whether the Company is able to raise additional funds through various potential sources, such as equity and debt financing. Such additional funds may not become available on acceptable terms, and there can be no assurance that any additional funding that the Company obtains will be sufficient to meet needs in the long term. Through April 30, 2005, a significant portion of the Company’s financing has been through private sales of common stock.  The Company will continue to fund operations from cash on hand and through the  sources of capital previously described. The Company can give no assurance that any additional capital that it is able to obtain will be sufficient to meet future needs.

The Company does not expect to have sufficient cash to fund operations after the first fiscal quarter of the fiscal year beginning May 1, 2006, given the current and desired pace of clinical development of its product candidates.  If cash reserves are not sufficient to sustain operations during that period, management plans to raise additional capital by selling shares of capital stock or other securities. There can be no assurance that such capital will be available on favorable terms or at all. The Company will need additional financing thereafter until it can achieve profitability, if ever.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(2)	Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid financial instruments with a maturity of three months or less when purchased to be cash equivalents. At April 30, 2005, there were no cash equivalents.

Office Equipment

Office equipment is recorded at cost, net of accumulated depreciation. Depreciation on equipment is calculated using the straight-line method over the estimated useful lives of the assets, five years.

Intangible Assets – Patents and Licenses

All patent and license costs are charged to expense when incurred.

Revenue Recognition

The Company’s revenue will be generated from licensing its proprietary technology. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determined, and collection is reasonably assured.

Research and Development

All research and development costs consist of expenditures for royalty payments, licensing fees, and contracted research by third parties.

Stock Based Compensation

As of April 30, 2005, the Company had no company-wide stock based compensation plan.  Options issued to employees and contractors were subject to agreements with each individual optionee, in accordance with acceptable practice in England and Wales.

The Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement No. 123, “Accounting for Stock-Based Compensation”, prospectively for all employee options granted, modified, or settled after May 1, 2003. Options under the Company’s plans vest over periods ranging from immediate to 27 months.  No options were granted in the year ended April 30, 2004. The amount recorded as expense in the year ended April 30, 2005, was $257,515.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(2)	Significant Accounting Policies (Continued):

Translation of Foreign Currency in Financial Statements

Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year.  Translation adjustments arising from differences in exchange rates from these transactions are reported as accumulated other comprehensive loss – foreign currency translation adjustment in the statement of stockholders’ deficit.

Through April 30, 2005, the functional currency of the Company was the United Kingdom  Pound, and its reporting currency was the United States Dollar.  The currency exchange rates as of April 30, 2005 and 2004 were 1.9122 and 1.7744 US dollars to 1 United Kingdom Pound, respectively. The Company has retroactively converted its functional and reporting currency to US dollars, effective May 1, 2005.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

Income taxes are calculated in accordance with the tax laws of England and Wales.  Since the Company had net losses for the years ended April 30, 2005 and April 30, 2004, no provision for taxes is recorded in the financial statements.

Segment Reporting

The Company has adopted SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Since the Company operates in one business segment dedicated to development of therapeutic candidates for the treatment of cancers, segment disclosure has not been presented. All the assets are located in the United Kingdom and all the transactions took place in the United Kingdom during the fiscal years ended April 30, 2005 and 2004.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(2)	Significant Accounting Policies (Continued):

Fair Value of Financial Instruments

Statement of Financial Accounting Standard No. 107, Disclosures about fair value of financial instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Loss per Share

Net loss per share is calculated in accordance with Statement of Financial Accounting Standards 128, Earnings per Share (“SFAS 128”). Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Since the Company has a net loss, the computation of diluted loss per share yields a result that is anti-dilutive.  Therefore, these financial statements used only the weighted average number of shares to compute basic loss per share.  Accordingly, the weighted average loss per share computation for the year ended April 30, 2005, excluded a total of 2,204,701 options that were issued in that year.  The weighted average loss per share computation for the year ended April 30, 2004, does not exclude options, as no options were issued for that period.

Recent Accounting Pronouncements

In March 2005, the SEC released Staff Accounting Bulletin No. 107, “Share-Based Payment” (“SAB 107”), which provides interpretive guidance related to the interaction between SFAS 123(R) and certain SEC rules and regulations. It also provides the SEC staff’s views regarding valuation of share-based payment arrangements. In April 2005, the SEC amended the compliance dates for SFAS 123(R), to allow companies to implement the standard at the beginning of their next fiscal year, instead of the next reporting period beginning after June 15, 2005. Management is currently evaluating the impact SAB 107 will have on the financial statements.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(2)	Significant Accounting Policies (Continued):

Recent Accounting Pronouncements

In May 2005, the FASB issued FASB Statement No. 154, Accounting Changes and Error Corrections. This new standard replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and represents another step in the FASB’s goal to converge its standards with those issued by the IASB. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a “restatement.” The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that changes resulting from adoption of the FASB will not have a material effect on the financial statements taken as a whole.

In June 2005, the EITF reached a consensus on Issue 05-6, “Determining the Amortization Period for Leasehold Improvements,” which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after June 29, 2005. Earlier application is permitted in periods for which financial statements have not been issued. The adoption of this Issue did not have an impact on the Company’s financial statements.

(3)	VAT Receivable:

VAT receivable reflects overpaid value-added taxes that are refundable to the Company. The balance of $63,580 at April 30, 2005 has subsequently been received.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(4)	Accrued Expenses:

Accrued expenses consist of the following at April 30, 2005:

Payroll	$13,091
Rent	7,330
Accounting & Legal	24,438
Other accrual	8,236

$53,095

(5)	Related Party Transactions:

Due to Officer

The Company has accrued compensation to its Executive Chairman amounting to $49,893 as of April 30, 2005.

Loan Payable, Officer

The Company has a loan payable to its president and Chief Executive Officer in the amount of $86,049 as of April 30, 2005, which is interest free and payable on the completion of a significant financing.  This loan amount was adjusted to $81,000 (unaudited) based on the share exchange agreement with Bridge Oncology Products, Inc. on August 22, 2005 (see Note 11).

(6)	Leases:

The Company leases its London office space of approximately 500 square feet under an operating lease expiring on May 16, 2006.  Lease expense for the year ended April 30, 2005 was $10,709.  There was no lease expense for the year ended April 30, 2004.

Future commitments under operating leases are as follows:

Year Ended April 30,

2006	$24,097
2007	2,008

Total minimum lease payment	$26,105

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(7)	Income Taxes:

The Company incurred net losses for the fiscal years ending April 30, 2005, and April 30, 2004. The Company has no deferred tax assets or liabilities other than a deferred tax asset resulting from net operating loss carry forwards, which approximated $ 1,776,000 and $ 647,000 as of April 30, 2005 and 2004, respectively. These loss carry forwards have been offset in full by a valuation allowance as of April 30, 2005 and 2004, respectively. These loss carry forwards may be subject to certain limitations after the share exchange agreement with BOPI (see Note 11).

A reconciliation of income taxes between the statutory and effective tax rates on loss before income taxes is as follows:

	Year Ended April 30, 2005	Year Ended April 30, 2004

Income tax (benefit) expense at statutory rate	$(450,000)	$(175,000)
Valuation allowance	462,000	179,000
Utilization of loss carry forward	—	—
Non-deductible expenses	(12,000)	(4,000)

	$—	$—

(8)	Stockholders’ Transactions:

All share transactions including per share amounts for shares issued for cash and services have been adjusted retroactively from inception to reflect the 13.698 to 1 reverse stock split that occurred during the share exchange between Somanta Limited and Bridge Oncology Products, Inc. (BOPI) on August 22, 2005 (see Note 11).

Common Stock

From inception through April 30, 2003, the Company financed its operations through the sale of 4,314,461 shares of common stock to individual investors at prices in United Kingdom Pounds translated into US Dollars ranging from approximately $0.03, to $1.10, for a total of $155,570. Of this total, $5,728 remained unpaid at the end April 30, 2003 and was recorded as subscription receivable. In addition, 733,684 shares were issued at $0.03 for the services of consultants, for a total of $17,007.  Of this total, $9,975 was recorded to deferred equity-based expense, because some services were performed in the subsequent years.

For the year ending April 30, 2004, the Company completed additional sales of 350,164 shares of common stock at approximately $1.23 for a total of $436,987. At the end of April 30, 2004, the amount remaining unpaid for all prior equity sales was $84,283 and was recorded as subscription receivable.  The Company issued 22,233 shares of common stock at approximately $1.23 for the services of a consultant, for a total of $27,985.  Of this total, $25,216 was recorded as deferred equity-based expense. During the year ended April 30, 2004, 146,007 issued shares were purchased by the President and Chief Executive Officer of the Company from an individual who had not paid for the shares.  The Company recorded the difference between the purchase price and the fair value of the shares as compensation expense amounting to $181,371.

For the year ending April 30, 2005, the Company sold 374,074 shares to individual investors at approximately $1.33, for a total of $494,443.  In this period, 21,901 shares of common stock were issued at approximately $1.23 per share for the services of a consultant, for a total of $26,955.

During the unaudited six month period ended October 31, 2005, the Company sold 12,669 shares to an individual investor at approximately $1.57, for a total of $19,834. In this period, 3,650 shares of common stock were issued at approximately $1.50 in satisfaction of the shares to be issued at April 30, 2005 for a balance of $5,465.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(8)	Stockholders’ Transactions:

Stock Options

For the year ended April 30, 2005, options to purchase 2,204,701 shares were granted with an exercise price of $1.23, equal to the fair market value of the stock in that period. In accordance with FASB Statement No. 123, the Company has expensed the fair value of the vested options that year.  The fair value was estimated using the Black-Scholes valuation method, assuming a dividend yield of zero, a volatility factor of zero, risk-free interest rates prevailing at the option grant dates which ranged from 4.1% to 4.7%, and expected option lives ranging from 3.5 to 5.7 years.

The following table summarizes activity for stock options issued to employees and consultants for the years ended April 30, 2005 and 2004:

	Number of Options	Weighted Average Exercise Price

Balance – April 30, 2003	—
Granted	—
Exercised	—
Forfeited	—
Expired	—
Balance – April 30, 2004	—
Granted	2,204,701	$1.23
Exercised	—
Forfeited	—
Expired	—
Balance – April 30, 2005	2,204,701	$1.23

The following table summarizes activity for stock options issued to employees and consultants and options forfeited due to termination of  option holders before vesting  for the unaudited six month period ended October 31, 2005:

	Number Of Options	Weighted Average Exercise Price

Balance – April 30, 2005	2,204,701
Granted	406,670
Exercised	—
Forfeited	(146,007)
Expired	—

Balance – October 31, 2005 (unaudited)	2,465,364	$1.23

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(8)	Stockholders’ Transactions:

Stock Options

The following table summarizes information about Company stock options outstanding as of April 30, 2005 and April 30, 2004:

	Options Outstanding		Options Exercisable

	Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

April 30, 2005	$1.23-$1.37	2,204,701	7.4 years	$ 1.23	1,095,050	$ 1.23

The following table summarizes information about Company stock options outstanding as of October 31, 2005 (unaudited):

	Options Outstanding		Options Exercisable

	Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

October 31, 2005	$1.23-$1.37	2,465,364	5.8 years	$ 1.23	1,642,576	$ 1.23

Stock Warrants

During the years ended April 30, 2005 and April 30, 2004, the Company did not issue any warrants.  The following table summarizes activity for warrants issued during the six month period ended October 31, 2005 (unaudited).

	Number of Shares	Weighted Average Exercise Price

Balance – April 30, 2005	—
Granted	9,987	$2.25
Exercised	—
Forfeited	—
Expired	—

Balance –October 31, 2005 (unaudited)	9,987	$2.25

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(8)	Stockholders’ Transactions:

Stock Warrants

During the period ended October 31, 2005 (unaudited), the Company issued warrants to a non-employee to purchase up to 9,987 common shares over a five year period at a price of $2.25.  The following table summarizes information about warrants outstanding as of October 31, 2005 (unaudited).

	Warrants Outstanding		Warrants Exercisable

	Range of Exercise Prices	Number Outstanding	Weighted Average Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

October 31, 2005 (unaudited)	$ 2.25	9,987	4.6 years	$ 2.25	9,987	$ 2.25

(9)	Commitments:

The Company entered into a service agreement with its Executive Chairman  on January 10, 2005. The Company agreed to pay a monthly cash retainer of $10,000 for any director’s or other fees receivable by the executive chairman. The agreement was terminated with the closing of the share exchange with Bridge Oncology and was replaced by an Executive Employment agreement in January 2006 (see Note 10).

The Company has accrued compensation to the Executive Chairman amounting to $49,893 as of April 30, 2005 (see Note 5).

(10)	Significant Contracts and Licenses:

In-Licensing Agreements

Cypomics, Ltd.

On November 1, 2001, the Company and Cypomics entered into a shareholder and intellectual property rights agreement for the Company to fund a research and development program conducted by Cypomics. On July 20, 2005, this agreement was terminated.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(10)	Significant Contracts and Licenses (Continued):

In-Licensing Agreements (Continued)

De Montfort University

On November 1, 2001, the Company entered into a patent know-how assignment and license agreement with De Montfort University of Leicester, England.  The agreement assigned to the Company an option to acquire a patent on chloroethylaminoanthraquinone, a cytotoxic small molecule, and also to acquire a worldwide exclusive license to use related Know-how, with right to sublicense, to develop, manufacture, have manufactured, use, and sell products.  The option was to become effective upon notice by the Company on or before September 1, 2002 after the Company received certain financing.  When effective, the Company agreed to pay signing fees and milestone payments, to issue shares to the University, and to reimburse the University for prosecution costs of the associated patent.

This agreement was superseded on September 24, 2002 with a similar agreement, to extend the expiration date to March 31, 2003. On March 20, 2003, another, similar agreement superseded earlier agreements and extended the expiration date to December 1, 2004.  The signing fees were paid and expensed on March 4, 2004.

Immunodex, Inc.

On January 25, 2002, the Company entered into a patent know-how and license option agreement with Immunorex, Inc. (later renamed Immunodex, Inc.) giving it a worldwide, exclusive sublicense, with the right to further sublicense, to all human radioimmunotherapy applications of certain patents on BrE3 and Mc3 monoclonal antibodies for use in breast cancer and other types of cancer.  Specifically, for the BrE3 patents, the agreement granted the Company exclusive sublicenses for all human radioimmunotherapy applications for breast cancer and other types of cancer and for use of the Know-how related to BrE3.  The agreement also provided that Immunorex would obtain for the Company a non-exclusive sublicense of the right to use a chelating agent known as MXDTPA from the Cancer Research Institute of Contra Costa (CRICC) and a non-exclusive sublicense of CRICC’s rights to use humanization patents from the National Institutes of Health.  For the Mc3 patent, the agreement granted the Company an option to obtain a sublicense to Mc3 for all human radioimmunotherapy applications for breast cancer and other types of cancer.  The rights were granted in exchange for future option fees, shares, milestone payments, and royalties on future product sales. This agreement was replaced with a similar agreement on March 1, 2002, when Immunorex changed its name to Immunodex.  The March 1, 2002 agreement was replaced on September 17, 2002 with an agreement that was substantially similar except for changes to clarify the option period. The September 17, 2002 agreement was subsequently amended multiple times, primarily to change dates and compensation and to limit the option period based on performance of a related clinical collaboration with CRICC (see Collaborations).

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(10)	Significant Contracts and Licenses (Continued):

Cancer Research Institute of Contra Costa (CRICC)

On October 11, 2002, the Company entered into a non-exclusive sublicense option agreement with CRICC.  The agreement granted the Company an option to rights in the US and its territories to use the patent for MXDPTA, a chelating agent, for all human cancer therapy applications, to develop, manufacture, have manufactured, use, and sell products.  The sublicense was subject to the provisions of a non-exclusive sublicense agreement between the National Institutes of Health and Coulter Corporation dated March 1, 1989, and to the provisions of a sublicense between Coulter Corporation and CRICC dated January 18, 1994.  The grant was made in exchange for royalties on future product sales.

Also on October 11, 2002, the Company and CRICC entered into non-exclusive humanization sublicense option agreement.  The agreement granted the Company an option to certain US Public Health method patents relating to the humanization of monoclonal antibodies for all human cancer therapy applications, to develop, manufacture, have manufactured, use, and sell products.  The sublicense was subject to the provisions of a non-exclusive sublicense agreement between the US Public Health Service and CRICC dated September 25, 2000 and amended September 13, 2002.  In exchange for the grant, the Company agreed to pay CRICC fees upon signing the option, as well as milestone payments, minimum annual royalties, and royalties on future product sales. The option was not exercised and expired on March 31, 2003.

The School of Pharmacy, University of London (SOP)

On March 16, 2004, the Company entered into a patent and know-how assignment and license option agreement with SOP.  The agreement granted to the Company an option to acquire a patent on di-N-oxides of chloroethylaminoanthraquinone as a bioreductive prodrug and also to acquire a worldwide exclusive license to use related Know-how, with right to sublicense, to develop, manufacture, have manufactured, use, and sell products.  The option was to become effective upon notice by the Company on or before October 31, 2004 after the Company was funded to conduct its business and entered into a research collaboration agreement with SOP (see Collaborations).  When effective, the Company agreed to pay signing fees, milestone payments, to issue to SOP shares in the Company, and to reimburse SOP for prosecution costs of the associated patent. (See Note 11  for assignment of the rights to the patent)

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(10)	Significant Contracts and Licenses (Continued):

Collaborations

Cancer Research Institute of Contra Costa (CRICC)

On October 14, 2003, the Company and CRICC entered into an agreement for the conduct of academic Phase I-II clinical trials using the humanized monoclonal antibody BrE-3, labeled with Yttrium-90, both with and without associated chemotherapy.  The Company agreed to provide funding, and CRICC agreed to sponsor the trial, to be sub-contracted to hospitals in the United Kingdom and the US. The agreement, as well as certain provisions of the Immunodex patent know-how and license option agreement dated September 17, 2002, would expire on April 30, 2004. The agreement was modified on October 29, 2004, to increase the funding from the Company and to extend the expiration date to February 28, 2005.  No patients were treated under this agreement. (See Note 10 for new agreement entered into after expiration.)

The School of Pharmacy, University of London (SOP)

On March 10, 2004, the Company and SOP entered into an agreement for the Company to fund a research and development project staffed by SOP scientists to develop  di-N-oxides of chloroethylaminoanthraquinone, a bioreductive prodrug, and to evaluate them as candidates for clinical trials.  The initiation of this project was a condition of the perfection of a license option granted to the Company by SOP (see In Licensing Agreements) on March 16, 2004.  On September 15, 2005, the Company and SOP mutually terminated the agreement.

(11)	Subsequent Events (Unaudited):

2005 Equity Incentive Plan

The Board of Directors adopted and the stockholders approved the 2005 Equity Incentive Plan in June 2005.  The plan was adopted to recognize the contributions made by the Company’s employees, officers, consultants, and directors, to provide those individuals with additional incentive to devote themselves to its future success, and to improve the Company’s ability to attract, retain and motivate individuals upon whom the Company’s growth and financial success depends.  Under the plan, stock options may be granted as approved by the Board of Directors or the Compensation Committee.  There are 8,000,000 shares reserved for grants of options under the plan, of which 2,204,701 have been issued as substitutions (with exact same terms) for the 2,204,701 previously issued options outstanding as of April 30, 2005. Stock options vest pursuant to individual stock option agreements.  No options granted under the plan are exercisable after the expiration of ten years (or less in the discretion of the Board of Directors or the Compensation Committee) from the date of the grant.  The plan will continue in effect until terminated or amended by the Board of Directors or until expiration of the plan on August 31, 2015.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(11)	Subsequent Events (Unaudited) (Continued):

Significant Contracts and Licenses-In-Licensing

Immunodex, Inc.

On August 16, 2005, the Company entered into a patent know-how and exclusive sublicense agreement with Immunodex, Inc., giving it certain rights and terminating the patent know-how and license option agreement dated September 17, 2002, as replaced and amended.  The August agreement gave the Company a worldwide, exclusive sublicense, with the right to further sublicense, to use certain patents on BrE3 and Mc3 monoclonal antibodies and related know-how to develop, manufacture, have manufactured, use, sell, offer for sale, and import products for the treatment of human cancer.  The agreement also provided that Immunodex would obtain for Somanta a nonexclusive sublicense of the right to use a chelating agent known as MXDTPA from the Cancer Research Institute of Contra Costa (CRICC) and a nonexclusive sublicense of CRICC’s rights to use humanization patents from the National Institutes of Health. To secure Somanta’s obligations under this Agreement, Somanta granted to Immunodex a security interest in each of the BrE-3 and Mc-3 cell lines transferred to Somanta.

The School of Pharmacy, London University (SOP)

On September 21, 2005, SOP agreed to assign to the Company the rights to the relevant patent.  The Company agreed to (a) assign the patent back to SOP if the Company was unable to complete a substantial funding by December 31, 2005, (b) allow the lead inventor to retain non-commercial research rights, (c) use best efforts to initiate a research and development agreement with the lead inventor to advance the development of the associated drug candidates, and (d) pay royalties on future sales of products covered by the patent. The know-how license became effective on the date the option was exercised. In February 2006, the Company requested that SOP waive the condition in (a) above and has not yet reached agreement with SOP.

De Montfort University

On October 20, 2005, the University and the Company acknowledged that the assignment of the patent had taken place. Pursuant to the agreement, the know-how license became effective on the effective date of the assignment.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(11)	Subsequent Events (Unaudited) (Continued):

Virium Pharmaceuticals, Inc.

In February 2005, Bridge Oncology Products, Inc. (BOPI) entered into a Phenylbutyrate Co-development and Sublicense Agreement with Virium Pharmaceuticals, Inc. (“Virium”) covering the worldwide rights, excluding the United States and Canada, for the treatment of cancer, autoimmune diseases and other clinical indications. BOPI paid an upfront license fee.  As a result of the exchange agreement with BOPI, the Company has succeeded to the rights and  obligations under this Agreement. The Company is responsible for the conduct of clinical trials and patent prosecution outside the United States and Canada and payment of royalties to Virium on net product sales. Virium has entered into a sublicense agreement with VectraMed, Inc.. for the rights to develop the product worldwide. In turn, VectraMed has obtained its rights to the product under an Exclusive Patent License Agreement dated May 25, 1995 with the U.S. Public Health Service (“PHS”) representing the National Institutes of Health. Virium is in the process of obtaining PHS approval for this agreement. The key use patents relating to Phenylbutyrate expire at various times between 2011 and 2016.

Significant Contracts and Licenses--Collaborations

Cancer Research Institute of Contra Costa (CRICC) / Restricted Funds

On August 16, 2005, the Company and CRICC entered into an agreement for the conduct of academic Phase I-II clinical trials using the human monoclonal antibody BrE-3, labeled with Yttrium-90, with chemotherapy. The Company agreed to provide funding, and CRICC agreed to sponsor the trial, to be sub-contracted to appropriate institutions.  Under certain conditions of termination, the Company is obligated to make payments to Immunodex, in accordance with provisions of the patent know-how and exclusive sublicense agreement between Somanta and Immunodex, also dated August 16, 2005. The Company made a deposit of $150,000 into an escrow account based on this agreement. This amount was presented as restricted funds in the consolidated balance sheet for the period ended October 31, 2005. In December 2005, the $150,000 was released from escrow to Immunodex based on the successful completion of the huBrE-3mab testing.

Out-Licensing Agreement

Advanced Cardiovascular Devices, LLC (ACD)

On August 31, 2004, the Company entered into a research collaboration and license agreement with ACD.  Under the agreement Somanta granted to ACD an exclusive license to use Somanta’s intellectual property, including the licensed patent and know-how related to chloroethlylaminoanthraquinone (see De Montfort University) in the field of vascular disorders using stents and devices in that field.  ACD agreed to pay Somanta a licensing fee at such time as ACD had received funding, plus milestones, and royalties on future product sales.  In August, 2005, ACD paid the Company a non-refundable licensing fee of $10,000.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(11)	Subsequent Events (unaudited) (Continued):

Convertible Note Payable

On August 23, 2005, Bridge Oncology Products, Inc.(BOPI) issued a $1,000,000 secured convertible note to SCO Capital Partners LLC (SCO).  The note is secured by BOPI’s assets, carries an annual interest rate of 7.5%, and is due at the earlier of (i) BOPI’s completion of an equity financing of at least $10,000,000 or (ii) August 23, 2006.  SCO has the option to be repaid in cash or to purchase shares of the financing at the lowest price paid by institutional investors.  The proceeds of this note were utilized to obtain the Immunodex license on huBrE-3 mAb and huMc-3 mAb and the license on Prodrax from the School of Pharmacy, University of London, and for general corporate purposes.

On November 7, 2005, SCO agreed to expand this facility up to $1,250,000. Under the terms of the revised arrangement with Somanta Incorporated (“SI”, formerly BOPI), the security and interest rate remained unchanged.  The terms were amended and restated to require repayment at the earlier of (i) SI’s completion of an equity financing of at least $5,000,000 or (ii) February 28, 2006.  In addition, for each $50,000 borrowed on the additional $250,000 line of credit, the Company agreed to issue a six-year warrant to purchase 173,307 shares of common stock at $0.01 per share in the amount of 1% of the SI’s fully diluted common shares outstanding.  SI has drawn an additional $250,000 under this arrangement, for a total amount outstanding of $1,250,000 and has issued warrants to purchase a total of 866,534 shares of common stock. On January 31, 2006, this note with the accrued interest was converted into the Series A Preferred Stock described in “Private Placement” below.

Share Exchange Agreement and Plan of Merger Agreement

On August 22, 2005, the Company, organized under the laws of England and Wales, became a wholly owned subsidiary of Bridge Oncology Products, Inc. (“BOPI”), a privately held Delaware corporation pursuant to a share exchange with BOPI.  BOPI was formed in February 2005, and its only operation was to in-license a drug development candidate for development outside the United States and Canada.

Under the terms of a Share Exchange Agreement by and among BOPI, the Company, and the shareholders and option holders of the Company, BOPI (i) issued  5,832,834 shares of BOPI to the twenty-five shareholders of 79,898,686 ordinary shares of the Company and (ii) issued substitute options for 2,032,166 shares of BOPI to the eleven holders of the Company options covering 27,836,800 ordinary shares of the Company. The exchange ratio was 1 share of BOPI for each 13.698 shares of the Company. As a result of this share and option exchange, the holders of the Company owned 50% of the fully diluted ownership of BOPI, and the holders of BOPI owned the remaining 50%.

The Company options, most of which had a grant price in United Kingdom Pounds of 5p, and some unpriced, were all priced at 5p pursuant to the Company’s Board resolution dated May 18, 2005. These option grant prices were then converted into U S dollars at the exchange rate on June 13, 2005, to $0.09 per share.  After the exchange ratio from the share exchange was applied, these options now have an exercise price of $1.232828 per share for each BOPI option.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(11)	Subsequent Events (Unaudited) (Continued):

Share Exchange Agreement and Plan of Merger Agreement (Continued):

The acquisition was accounted for as a reverse-acquisition, whereby Somanta Limited was deemed to have acquired BOPI.  Accordingly, the historical financial statements of Somanta Limited became the historical financial statements of BOPI after this transaction. The consolidated statements of operations for the period ended October 31, 2005 include the operating results of Somanta Limited up to August 22, 2005, the closing date of the acquisition, and then include the operating results of BOPI from August 22, 2005 to October 31, 2005. In accounting for this transaction, since Somanta Limited is deemed to be the purchaser and surviving company, its net assets have been included in the consolidated balance sheets at their historical book values, and the results of operations of Somanta Limited have been presented for the comparative prior years ended April 30, 2005 and 2004.

On August 24, 2005, the name of BOPI was changed to Somanta Incorporated (“SI”).

On September 7, 2005, SI entered into a letter of intent to effect a merger with Hibshman Optical Corp (“Hibshman”), a New Jersey corporation, and a public reporting company that does not currently trade.  Hibshman was formed in 1991 under the name PRS Sub I, Inc. as a subsidiary of People Ridesharing Systems, Inc. (“PRS”), a public corporation that had filed for Bankruptcy in 1989. In March 1992 the name of PRS Sub I was changed to Service Lube, Inc., in anticipation of becoming an operating business. In April 1992 the name was changed to Fianza Commercial Corp. Again in April 1992 the name was changed to Hibshman. Hibshman has never had an operating business, its stock has never traded publicly, and its shareholders have never received stock certificates.

On September 27, 2005, Hibshman, pursuant to an action taken by the written consent of its board and shareholders, adopted an Agreement and Plan of Merger to effect the reincorporation of Hibshman into Delaware prior to the merger with SI.  Hibshman has formed a new Delaware corporation which is currently a wholly owned subsidiary of Hibshman (“Delaware NewCo”).  At the closing of the reincorporation, Hibshman will merge into Delaware NewCo and each outstanding Hibshman share will be exchanged for .01305340 of Delaware NewCo shares with each registered holder of a fractional share being issued 50 Delaware NewCo shares in lieu of such fractional share.  Delaware NewCo will be the surviving entity and the successor issuer under the Exchange Act and will have outstanding approximately 570,518 shares.  Delaware NewCo will be named “Somanta Pharmaceuticals, Inc.”

In January 2006, pursuant to an Agreement and Plan of Merger by and among Delaware NewCo, SI, and Somanta Merger Sub (“Merger Sub”), a wholly-owned subsidiary of Delaware NewCo, SI merged with Merger Sub and became a wholly-owned subsidiary of Delaware NewCo.  In connection with this merger transaction, Delaware NewCo issued to the holders of SI capital stock an aggregate of 13,697,834 shares of NewCo common stock and assumed the SI 2005 Equity Incentive Plan and all options outstanding thereunder which options became options to purchase 3,831,864 shares of Delaware NewCo common stock.  As the result, (i) the shareholders and optionholders of SI owned approximately 97% of the total outstanding common stock of Delaware NewCo on a fully diluted basis, (ii) Delaware NewCo has assumed the SI 2005 Equity Incentive Plan and reserved 8,000,000 common shares for issuance under the Plan, and (iii) Delaware NewCo has changed its name to Somanta Pharmaceuticals, Inc.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(11)	Subsequent Events (Unaudited) (Continued):

To summarize, Hibshman has merged into Delaware NewCo, which changed its name to Somanta Pharmaceuticals, Inc.  Somanta Pharmaceuticals created a subsidiary known as Merger Sub.  Merger Sub merged into Somanta Incorporated and Somanta Incorporated became the wholly-owned subsidiary of Somanta Pharmaceuticals, Inc.

Leases

On October 1, 2005, the Company entered into an operating lease agreement for office space in San Diego, CA of approximately 250 sq. ft. for its US operations.  The monthly lease amount is $2,500.  The lease expires September 30, 2006.

Stock Options

Subsequent to October 31, 2005, the management of Company approved grants of 1,366,500 options to directors and officers.

Employment and Consulting Agreements

In January 2006, the Company entered into employment agreements with the Company’s President and Chief Executive Officer, and with the Company’s Executive Chairman, for a one year term. Under these agreements, the President and Executive Chairman are to be paid annual base salaries of $275,000 and $248,000, respectively. Both officers are eligible to receive annual bonuses and additional stock option grants at the discretion of the Company’s board of directors.

In January 2006, the Company entered into employment agreement with the Company’s Chief Financial Officer.  Under the agreement, the Chief Financial Officer is to be paid an annual base salary of $215,000 and also entitled to receive an annual bonus and additional stock option grants at the discretion of the Company’s board of directors.

One of the Company’s former directors and a current consultant resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology. Concurrently he entered into a consulting arrangement with the Company under which he is paid $5,000 per month.

The Company’s former Chief Financial Officer resigned in August 2005, in connection with the closing of the share exchange agreement with Bridge Oncology.  In January 2006, he entered into a consulting arrangement with the Company under which he is paid $5,000 per month retroactive to June 2005.

In January 2006, the Company entered into two consulting agreements; one for the management of the Company’s pre-clinical and manufacturing activities and the other for the management of the Company’s clinical activities.  Under the terms of the contracts, which extend through December 31, 2006, the consultants are paid at an annual rate of approximately $156,000 and $278,000, respectively, and are eligible for performance bonuses.

Somanta Incorporated
(Formerly Bridge Oncology Products, Inc. and
Somanta Limited)
A Development Stage Company
Notes to Consolidated Financial Statements

(11)	Subsequent Events (Unaudited) (Continued):

Private Placement

On January 31, 2006, Somanta Pharmaceuticals, Inc. (“Somanta Pharmaceuticals”) completed a private placement of 592.6318  shares of its Series A Convertible Preferred Stock, resulting in gross proceeds to Somanta Pharmaceuticals of $5,926,318.  Net proceeds from the transaction, after issuance costs and placement fees, were $3,671,209.  In connection with this transaction, Somanta Pharmaceuticals also issued warrants to purchase an aggregate of 4,938,597 shares of common stock of Somanta Pharmaceuticals to the purchasers of the Series A Convertible Preferred Stock at an exercise price of $.75  per share, exercisable for a period of six years after the date of the warrant.  In connection with this transaction, Somanta Pharmaceuticals also entered into a registration rights agreement which obligates the Somanta Pharmaceuticals to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issuable upon conversion of the Series A Preferred Stock and the shares of common stock issuable upon exercise of the warrants (as well as certain other securities of Somanta Pharmaceuticals) within thirty (30) days after the closing of the private placement.  If the registration statement is not filed within such thirty day period or if the registration statement is not effective within ninety (90) days after the date it is filed, Somanta Pharmaceuticals will be required to pay a cash penalty to the holders of the Series A Convertible Preferred Stock equal to 1% of such holders’ investment amount for each thirty day period in which the registration statement is not filed or effective, as the case may be. In addition, Somanta Pharmaceuticals, Inc. issued warrants to purchase 987,720 common shares at $.60 per share to SCO Securities LLC, its placement agent, and paid a placement fee of $624,105.

BRIDGE ONCOLOGY PRODUCTS, INC.

FINANCIAL STATEMENTS

JUNE 30, 2005

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders
Bridge Oncology Products, Inc.

          We have audited the accompanying balance sheet of Bridge Oncology Products, Inc., as of June 30, 2005, and the related statements of income (loss), stockholders’ equity (deficit), and cash flows for the period of inception (February 10, 2005) to June 30, 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with U.S. generally accepted auditing standards.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Bridge Oncology Products, Inc. as of June 30, 2005 and the results of its operations and cash flows for the initial period then ended in conformity with U.S. generally accepted accounting principles.

/s/ Cole, Samsel & Bernstein, LLC	Certified Public Accountants

Lodi, New Jersey July 6, 2005

BRIDGE ONCOLOGY PRODUCTS, INC.

BALANCE SHEET

JUNE 30, 2005

ASSETS
OTHER ASSETS
Organization costs, net of amortization of $334		$3,673
Licenses		50,000

Total Assets		$53,673

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Due to SCO Financial Group		$54,370
Accrued expenses		5,100

Total Current Liabilities		59,470
STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock - $0.01 par value authorized –10,000 shares issued – 0 shares
Common stock - $0.01 par value authorized –100,000 shares issued – 1,000 shares	$10
Additional paid in capital	49,990
Retained earnings (deficit)	(55,797)

Total Stockholders’ Equity (Deficit)		(5,797)

		$53,673

See notes to financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

STATEMENTS OF INCOME (LOSS)

FOR THE PERIOD OF INCEPTION (FEBRUARY 10, 2005)
TO JUNE 30, 2005

OPERATING EXPENSES
Consulting fees	$50,000
Legal and professional	5,000
Amortization	334
Printing and publication	353
Miscellaneous	10

Total Operating Expenses	55,697

INCOME (LOSS) BEFORE PROVISION FOR TAXES	(55,697)
PROVISION FOR TAXES	100

NET INCOME (LOSS)	$(55,797)

See notes to financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

STATEMENTS OF CASH FLOWS

FOR THE PERIOD OF INCEPTION (FEBRUARY 10, 2005) TO JUNE 30, 2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)		$(55,797)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization	$334
Organization costs	(4,007)
Accrued expenses	5,100
Due to SCO Financial Group	54,370

Total Adjustments		55,797

Net Cash Provided (Used) by Operating Activities		—
CASH FLOWS FROM INVESTING ACTIVITIES
License agreement		(50,000)
CASH FLOWS FROM FINANCING ACTIVITIES
Paid-in capital		50,000

NET INCREASE (DECREASE) IN CASH		—
CASH – BEGINNING		—

CASH – ENDING		$—

SUPPLEMENTAL DISCLOSURES
Cash paid for:
Taxes		$—

Interest		$—

See notes to financial statements.

BRIDGE ONCOLOGY PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 1 –	SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BUSINESS

Bridge Oncology Products, Inc. (the “Company”) is a Delaware corporation formed in February 2005.  The Company acquired the commercialization rights outside of North America to an FDA-approved drug, sodium phenylbutyrate from a related party, Virium Pharmaceuticals, Inc. (“Virium”).  Virium holds the North American commercialization rights to the drug.  This drug is used to treat a rare genetic disorder in infants.

REVENUE RECOGNITION

Revenue is recognized when services rendered are completed.

USE OF ESTIMATES IN PREPARING FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

OTHER INTANGIBLE ASSETS

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets and, as required, the Company does not amortize indefinite lived intangible assets.  The License agreement acquired from a related party has an indefinite life.  These are reviewed annually (or more frequently under various conditions) for impairment using a fair value approach.

Intangible assets that do not have indefinite lives are amortized over the useful lives and reviewed for impairment in accordance with SFAS no. 144.

NOTE 2 –	LICENSE AGREEMENT

In February 2005, the Company entered into a Phenylbutyrate (“PB”) Co-development and sub-license agreement with Virium Pharmaceuticals, Inc., a related party.  The exclusive sub-license agreement entitles the Company to all of Virium’s PB technology in the worldwide territory with the exception of the United States of America and Canada including, without limitation any and all patents, patent applications, continuations, continuations-in-part, inventions, improvements, know how, trademarks, trade secrets, any and all other intellectual property or proprietary information related thereto, together with any and all commercialization rights pertaining to the PB technology.

BRIDGE ONCOLOGY PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 3 –	RELATED PARTY TRANSACTIONS

In March 2005, the Company entered into an agreement with SCO Financial Group LLC (“SCO”), a related party, to have SCO to act as an exclusive financial consultant and advisor in connection with the general corporate financial management and advisory needs.  The Company will pay a monthly retainer fee in the amount of $12,500, payable at the beginning of each month.

SCO also paid for legal costs with regard to organization expenditures and operating expenses. A balance due to SCO in the amount of $54,370 is set forth in the financial statements.

Additionally, SCO will be granted 250,000 seven-year warrants to purchase the Company’s common stock at $0.001 per share and an additional 150,000 seven-year warrants at the same exercise price every twelve month anniversary of the agreement.

NOTE 4 –	COMMITMENTS AND CONTINGENT LIABILITES

SCO Financial Group

In accordance with the financial management agreement with SCO, in the event of a corporate finance transaction of licensing agreement or a merger/acquisition identified by SCO, the Company will pay SCO a success fee for its advisory services of 5% of the aggregate value of the transaction.  Additionally, the Company agrees to reimburse SCO for its out-of-pocket expenses incurred in connection with the advisor’s role in the transaction in the amount of 1% of the aggregate value of the transaction.

In the event of a corporate finance transaction with public or private financing identified by SCO, the Company will pay SCO a success fee of 7% in cash (plus warrant coverage, at sale price of the common stock, of 10%) of the aggregate value of the transaction.  Additionally, the Company agrees to reimburse SCO for its expenses in connection with SCO’s role in the transaction in the amount of 1% in the aggregate value of the transaction.

SCO reserves the right to receive the success fees in cash or in seven-year warrants to purchase the Company’s common stock at $0.001 per share, based upon an assumed valuation of $2.5 million.

BRIDGE ONCOLOGY PRODUCTS, INC.

NOTES TO FINANCIAL STATEMENTS

JUNE 30, 2005

NOTE 4 –	COMMITMENTS AND CONTINGENT LIABILITES (Continued)

Royalties

The Company is obligated to pay royalties to Virium on all direct sales of PB or any product incorporating the PB technology within a prescribed territory in the amount of 2%.

Acquisition

The Company is currently in negotiations to acquire one hundred percent (100%) of all the outstanding common shares of an unrelated third party in exchange for fifty (50%) of the outstanding capital stock of the Company.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

30,898,086 Shares of Common Stock

Somanta Pharmaceuticals, Inc.

Part II: Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers

          Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  Our certificate of incorporation includes a provision eliminating the personal liability of the our directors to the fullest extent permitted by applicable law.

          Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

          Our certificate of incorporation and bylaws include provisions that allow us to indemnify directors and officers of the corporation for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in the best interests of the corporation and, in a criminal proceeding, the director of officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

          In addition, we have entered into indemnification agreements with certain of our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of ours or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          We also maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Item 25. Other Expenses of Issuance and Distribution

          The expenses to be paid by us are as follows. All amounts other than the SEC registration fee are estimates.  The selling stockholders will not pay any of the expenses listed below.

Amount to be Paid

SEC registration fee
Legal fees and expenses	$ 35,000*
Accounting fees and expenses	$ 8,000*
Printing and engraving	$ 1,500*
Miscellaneous	$ 1,500*

Total	$ 46,000*

* Estimates.

Item 26. Recent Sales of Unregistered Securities

          On November 8, 2005, the registrant issued a warrant to purchase 866,534 shares of common stock to SCO Capital in consideration for providing debt financing to us. The warrants were immediately exercisable at an exercise price of $0.01 per share, subject to certain adjustments, and have a term of seven years.

          On January 31, 2006, the registrant issued and sold 592.6318 shares of Series A Convertible Preferred Stock and warrants to purchase an additional 4,938,597 shares of common stock to certain accredited investors in a private placement resulting in aggregate gross proceeds to the Company of $5,926,318 (the “Private Placement”).  The warrants are immediately exercisable at an exercise price of $0.75 per share, subject to certain adjustments, and have a term of six years.

          On January 31, 2006, the registrant issued a warrant to purchase 987,720 shares of common stock to a SCO Securities, LLC, our financial advisor in consideration for services rendered in connection with the Private Placement.  The warrants are immediately exercisable at an exercise price of $0.60 per share, subject to certain adjustments, and have a term of six years.

          On January 31, 2006, in connection with the Merger, the registrant issued an aggregate of 13,697,834 shares of common stock in connection with the Merger.

          The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D and/or Regulation S promulgated thereunder as transactions by the issuer not involving a public offering.  The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions.  Furthermore, all recipients had adequate access to information about the registrant.

Item 27. Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger dated September 29, 2005 by and between Hibshman Optical Corp. and Somanta Pharmaceuticals, Inc. (1)

2.2	Agreement and Plan of Merger dated October 20, 2005 by and among Hibshman Optical Corp., Somanta Pharmaceuticals, Inc., Somanta Incorporated and Somanta Merger Sub, Inc. (1)

3.1	Certificate of Incorporation of registrant (1)

3.2	Bylaws of registrant (1)

3.3	Certificate of Designations of Series A Preferred Stock (1)

4.1	Specimen Common Stock Certificate (1)

4.2	Form of Warrant (1)

4.3	Specimen Series A Preferred Stock Certificate (1)

5.1	Opinion of Foley & Lardner LLP

10.1	2005 Equity Incentive Plan # (1)

10.2	Form of Option under 2005 Equity Incentive Plan # (1)

10.3	Executive Employment Agreement dated January 31, 2006 between the registrant and Agamemnon A. Epenetos # (1)

10.4	Executive Employment Agreement dated January 31, 2006 between the registrant and Terrance J. Bruggeman # (1)

10.5	Executive Employment Agreement dated January 31, 2006 between the registrant and David W. Kramer # (1)

10.6	Patent and Know-how Assignment and License Agreement dated March 20, 2003 between Somanta Limited and De Montfort University … (1)

10.7	Patent and Know-how Assignment and License Option Agreement dated March 16, 2004 between Somanta Limited and The School of Pharmacy, University of London. … (1)

10.8	Amendment to Patent and Know-how Assignment and License Option Agreement dated September 21, 2005 between Somanta Incorporated and The School of Pharmacy, University of London. … (1)

10.9	Research Collaboration and License Agreement dated August 1, 2004 between Somanta Limited and Advanced Cardiovascular Devices, Inc. … (1)

10.10	Phenylbutyrate Co-Development and Sublicense Agreement dated February 16, 2005 between Bridge Therapeutic Products, Inc. (now Virium Pharmaceuticals, Inc.) and Bridge Oncology Products, Inc. … (1)

10.11	Patent and Know-how Exclusive Sublicense Agreement dated August 18, 2005 between Somanta Limited and Immunodex, Inc. … (1)

10.12	Form of Indemnity Agreement (1)

10.13	Amended and Restated Letter Agreement dated November 8, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

10.14	Amended and Restated Secured Convertible Promissory Note dated November 8, 2005 made by Somanta Incorporated in favor of SCO Capital Partners LLC (1)

10.15	Security Agreement dated August 24, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

10.16	Common Stock Purchase Warrant dated November 8, 2005 (1)

10.17	Preferred Stock and Warrant Purchase Agreement dated January 31, 2006 (1)

10.18	Investor Rights Agreement dated January 31, 2006 (1)

21.1	Subsidiaries (1)

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of Cole, Samsel & Bernstein, LLC

#	Indicates a management compensation plan or agreement.

…	Indicates that portions of this agreement have been omitted pursuant to a confidential treatment request and have been filed separately with the SEC.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2006.

Item 28. Undertakings

          (a)          The undersigned registrant hereby undertakes that it will:

          (1)          File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i)           Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)          Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

          (iii)         Include any additional or changed material information on the plan of distribution.

          (2)          For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)          File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)          For determining liability under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i)           Any preliminary prospectus or prospectus relating to the offering required to be filed pursuant to Rule 424;

          (ii)          Any free writing prospectus relating to the offering prepared by or on behalf of or used or referred to by the undersigned;

          (iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned or its securities provided by or on behalf of the undersigned; and

          (iv)         Any other communication that is an offer in the offering made by the undersigned to the purchaser.

          (5)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (6)          For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

          (7)          For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of those securities.

          (8)          For the purpose of determining liability under the Securities Act to any purchaser:

          (i)           Each prospectus filed pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus is deemed part of and included in this registration statement;

          (ii)          Each prospectus require to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement shall be made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (iii)         Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in any document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

          Pursuant to the requirements of the Securities Act of 1933 the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Irvine, California on this 2nd day of March, 2006.

Somanta Pharmaceuticals, Inc.

By:	/s/ Terrance Bruggeman

Name:	Terrance Bruggeman
Title:	Executive Chairman

Power of Attorney

          We, the undersigned directors and/or officers of Somanta Pharmaceuticals, Inc. (the “Company”), hereby severally constitute and appoint Terrance Bruggeman, Executive Chairman, and David W. Kramer, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form SB-2 filed with the SEC, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 in connection with the registration under the Securities Act of 1933 of the Company’s equity securities, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

          Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on March 2, 2006:

Signature	Title(s)

/s/ Terrance Bruggeman	Executive Chairman and Director

Terrance Bruggeman

/s/ Agamemnon A. Epenetos	Chief Executive Officer, President and Director (Principal Executive Officer)

Agamemnon A. Epenetos

/s/ David Kramer	Chief Financial Officer, Treasurer, Secretary (Principal Financial and Accounting Officer)

David Kramer

/s/ Michael R.D. Ashton	Director

Michael R.D. Ashton

/s/ Jeffrey B. Davis	Director

Jeffrey B. Davis

/s/ John R. Gibson	Director

John R. Gibson

/s/ Kathleen H. Van Sleen	Director

Kathleen H. Van Sleen

Index to Exhibits

Exhibit	Description

2.1	Agreement and Plan of Merger dated September 29, 2005 by and between Hibshman Optical Corp. and Somanta Pharmaceuticals, Inc. (1)

2.2	Agreement and Plan of Merger dated October 20, 2005 by and among Hibshman Optical Corp., Somanta Pharmaceuticals, Inc., Somanta Incorporated and Somanta Merger Sub, Inc. (1)

3.1	Certificate of Incorporation of registrant (1)

3.2	Bylaws of registrant (1)

3.3	Certificate of Designations of Series A Preferred Stock (1)

4.1	Specimen Common Stock Certificate (1)

4.2	Form of Warrant (1)

4.3	Specimen Series A Preferred Stock Certificate (1)

5.1	Opinion of Foley & Lardner LLP

10.1	2005 Equity Incentive Plan # (1)

10.2	Form of Option under 2005 Equity Incentive Plan # (1)

10.3	Executive Employment Agreement dated January 31, 2006 between the registrant and Agamemnon A. Epenetos # (1)

10.4	Executive Employment Agreement dated January 31, 2006 between the registrant and Terrance J. Bruggeman # (1)

10.5	Executive Employment Agreement dated January 31, 2006 between the registrant and David W. Kramer # (1)

10.6	Patent and Know-how Assignment and License Agreement dated March 20, 2003 between Somanta Limited and De Montfort University … (1)

10.7	Patent and Know-how Assignment and License Option Agreement dated March 16, 2004 between Somanta Limited and The School of Pharmacy, University of London. … (1)

10.8	Amendment to Patent and Know-how Assignment and License Option Agreement dated September 21, 2005 between Somanta Incorporated and The School of Pharmacy, University of London. … (1)

10.9	Research Collaboration and License Agreement dated August 1, 2004 between Somanta Limited and Advanced Cardiovascular Devices, Inc. … (1)

10.10	Phenylbutyrate Co-Development and Sublicense Agreement dated February 16, 2005 between Bridge Therapeutic Products, Inc. (now Virium Pharmaceuticals, Inc.) and Bridge Oncology Products, Inc. … (1)

10.11	Patent and Know-how Exclusive Sublicense Agreement dated August 18, 2005 between Somanta Limited and Immunodex, Inc. … (1)

10.12	Form of Indemnity Agreement (1)

10.13	Amended and Restated Letter Agreement dated November 8, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

10.14	Amended and Restated Secured Convertible Promissory Note dated November 8, 2005 made by Somanta Incorporated in favor of SCO Capital Partners LLC (1)

10.15	Security Agreement dated August 24, 2005, by and between Somanta Incorporated and SCO Capital Partners LLC (1)

10.16	Common Stock Purchase Warrant dated November 8, 2005 (1)

10.17	Preferred Stock and Warrant Purchase Agreement dated January 31, 2006 (1)

10.18	Investor Rights Agreement dated January 31, 2006 (1)

21.1	Subsidiaries (1)

23.1	Consent of Stonefield Josephson, Inc.

23.2	Consent of Cole, Samsel & Bernstein, LLC

#	Indicates a management compensation plan or agreement.

…	Indicates that portions of this agreement have been omitted pursuant to a confidential treatment request and have been filed separately with the SEC.

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 6, 2006.